Form 10-K, Exhibit 13
period 1999-12-31
KELLER MANUFACTURING CO
filed 2000-03-29
CIK 1085209

Selected Financial Data

The following table sets forth selected consolidated financial data as of and for the years ended December 31, 1999, 1998, 1997, 1996 and 1995 and are derived from the audited, consolidated financial statements of the Company. These selected financial data are not covered by the auditors' report and are qualified in their entirety by reference to, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Consolidated Financial Statements of the Company and the related notes thereto included herein.


                                                                         YEAR ENDED
                                                                        December 31,
                                  ------------------------------------------------------------------------------------
Statements of Income Data:
                                        1999            1998              1997             1996            1995
                                        ----            ----              ----             ----            ----
Net Sales                              $55,751,215    $60,144,243       $58,736,617      $54,168,278      $50,329,631
Cost of Goods Sold                     $41,335,806    $43,076,105       $40,955,515      $38,948,486      $35,840,211
                                  ------------------------------------------------------------------------------------
Gross Profit                           $14,415,409    $17,068,138       $17,781,102      $15,219,792      $14,489,420
Selling, General &
Administrative                          $8,257,146     $7,897,383        $8,834,796       $7,561,206       $7,629,843

Income Before Income
   Taxes                                $6,158,263     $9,170,755        $8,946,306       $7,658,586       $6,859,577
Income Taxes                            $2,377,494     $3,514,750        $3,448,011       $2,988,903       $2,794,809
                                  ------------------------------------------------------------------------------------
Net Income                              $3,780,769     $5,656,005        $5,498,295       $4,669,683       $4,064,768
                                       ===========    ===========       ===========      ===========      ===========

Net Income Per Share Of
   Common Stock -                            $0.66          $0.97             $0.94            $0.79            $0.69

Weighted Average Number of
Shares Outstanding                       5,753,211      5,853,954         5,847,325        5,883,603        5,882,229

Cash Dividends Declared Per
   Common Share                              $0.14          $0.18             $0.16            $0.14            $0.12



                                                                     December 31,
                                  ------------------------------------------------------------------------------------
Balance Sheet Data:                     1999            1998            1997              1996             1995
                                        ----            ----            ----              ----             ----
Working Capital (1)                    $23,531,588    $22,158,510       $19,168,410      $15,963,428      $13,738,355
Property, Plant & Equipment            $10,045,302     $9,798,174        $8,707,855       $7,844,115       $6,847,753
Investment Security
   Available For Sale                           $0       $500,000                $0               $0               $0
Other Assets                            $1,835,335     $1,760,759        $1,584,469       $1,340,321         $871,228
Total Assets                           $39,688,056    $39,471,045       $35,545,608      $31,137,030      $27,855,316
Long Term Debt                                  $0             $0                $0               $0               $0

(1) Reflects the excess of current assets over current liabilities as set forth in the Consolidated  Financial Statements


                                       1