Form 10-K, Exhibit 13
period 1999-12-31
KELLER MANUFACTURING CO
filed 2000-03-29
CIK 1085209

Management's Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis should be read in conjunction with the Selected Consolidated Financial Data and the Company's Consolidated Financial Statements and notes thereto included herein. In addition to the historical information contained herein, the following discussions may contain forward looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed herein.

Results of Operations

The following table sets forth, for the periods indicated, consolidated statement of income data as a percentage of net sales.

                             YEAR ENDED DECEMBER 31,

                                       1999     1998     1997
                                       ----     ----     ----

Net Sales                             100.0%   100.0%   100.0%
Cost of Sales                          74.1%    71.6%    69.7%
Gross Profit                           25.9%    28.4%    30.3%
Selling, General & Administrative      14.8%    13.2%    15.0%
Operating Income                       11.1%    15.2%    15.2%
Income Before Taxes                    11.1%    15.2%    15.2%
Income Taxes                            4.3%     5.8%     5.9%
Net Income                              6.8%     9.4%     9.3%

Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

Net Sales. The Company had an approximate 7.3% decrease in net sales in 1999 compared to 1998. This was partially due to approximately a $2 million decrease in shipments in the second quarter, caused by engineering and manufacturing demands brought about by the introduction of the new PGA TOUR(R) group. Efficiencies dropped further in the second half of the year, as shipments were down approximately $3.7 million compared to the same period in 1998. Partly due to the tightening job market, employee turnover for the Company increased by 45% compared to 1998. Training of a large percentage of new employees was the primary factor in the reduction in efficiencies. Actual orders received were down 4.3% from 1998, partially due to not getting follow-up orders because of the delayed shipments.

The Company forecasts an increase of orders for 2000 compared to 1999 but it cannot clearly be estimated until improvements in efficiencies occur. In order to increase Year 2000 orders, the concentration will be in growing current product sales in current accounts, adding new product introductions to existing dealers, opening new accounts, reviewing new channels of distribution, and introducing a new product style category in the Fall. Key factors will be the improvement of sales for the PGA TOUR(R) Group as well as the addition of iron pieces to the current Chestnut Creek and Colonial Heirloom dining room collections.

Returns & allowances have decreased from 1.96% in 1998 to 1.71% in 1999. This is the second consecutive year for a decrease. The reduction is a result of a continuous improvement effort to increase the quality of Keller products going to the customer.

Cost of Sales. Cost of sales as a percent of net sales increased to 74.1% in 1999 compared to 71.6% in 1998 due mainly to the cost of materials. Material costs, as a percent of net sales, increased from 23.9% in 1998 to 26.4% in 1999. Lumber costs recognized provided one of the reasons for the increase in material costs. Though lumber prices for oak have actually decreased from 1998 average costs, it has taken approximately nine months for all of the lumber in inventory from 1998 to cycle through. There has also been an increase in the purchasing of dimension stock for 1999. Part of this is due to the introduction of the PGA TOUR(R) group. Also, some key parts are now being purchased in rough dimensions to help improve yield. Parts such as tops and items with longer lengths are difficult to cut in certain packages in the cutting lines. The length mixes make it difficult to maintain established yield standards. Another factor contributing to the increase was cardboard packing materials which had two price increases for 1999. There was a total price increase of approximately 11% for the year.

Selling, General and Administrative Expenses. Selling, General and Administrative Expenses increased from 13.2% of net sales in 1998 to 14.8% in 1999. Administrative expenses had the largest increase of approximately $0.4 million. This was an increase as a percent of net sales from 2.6% in 1998 to
3.5% in 1999. Professional support fees for implementation of the EMS Information System accounted for half of the increase. Costs for making the Company Y2K compliant ran higher than originally anticipated. The other major administrative expense increase was for costs, such as legal and audit fees, related to the Company registering its stock under the Securities Exchange Act of 1934 as required by SEC regulations.

Selling expenses, as a percent of net sales, increased from 10.4% in 1998 to 11.0% in 1999. Even though actual expenses were down approximately $0.2 million from 1998, there were certain costs locked in, based on sales forecasts for 1999. There were marketing programs put into place at the beginning of the year as well as PGA promotions that were incurred before the Company experienced production problems and reduced shipments.

Net Income. As a result of the above factors, the Company recognized net income of approximately $3.8 million in 1999 compared to approximately $5.7 million in 1998. Net income decreased 33.2% from 1998, which had a 2.9% increase compared to 1997. This was the first decrease in net income for the Company since 1990.

Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

Net Sales. The Company had an approximate 2.4% increase in net sales from 1997 to 1998, and a 2.9% increase in the Company's net income for this period. The 1998 increase in net sales is less than the 1997 increase of 8.4%. This is due, in part, to the decrease in Haverty's orders.

Cost of Sales. Cost of sales as a percentage of net sales increased to 71.6% in 1998 from 69.7% in 1997 due mainly to increases in the cost of raw materials. Total material costs increased by approximately $1.7 million in 1998, largely due to a 15 % increase in the cost of lumber. Labor costs were relatively steady with an annual raise approximately equal to the rate of inflation.

Selling,General and Administrative Expenses. Selling, General and Administrative expenses decreased from 15.0% of net sales in 1997 to 13.2% in 1998. There was a total decrease of approximately $0.9 million from 1997 to 1998. There was a reduction of approximately $0.3 million in expenditures involving implementation of the EMS Information System. These expenses included consulting fees and training of employees in using the new system. Other factors contributing to the reduction in 1998 were the recognition of approximately $0.3 million flood loss in 1997, and a $70,000 reduction in bad debt expense.

Net Income. As a result of the above factors, the Company recognized net income for 1998 of approximately $5.7 million, compared to net income of approximately $5.5 million in 1997.

Liquidity and Capital Resources

The Company's principal source of cash is income from operations. The Company has no material outstanding debt and is not expecting to incur any significant debt in the near future. The cash account has decreased slightly over $1 million in 1999 compared to 1998, while accounts receivable increased slightly. One reason for the reduction in cash was due to an increase in inventories of approximately $1.6 million. Due to the problems in manufacturing, certain bottlenecks occurred in key mill departments. This in turn caused an increase of work in process.

The other significant factor causing the reduction in cash was due to the repurchase of approximately $2.2 million in Keller stock by the Company in 1999. This was approximately a $2 million increase compared to stock repurchased in 1998.

The Company's liquidity ratio (cash and cash equivalents plus accounts receivable divided by current liabilities) increased to 2.22 in 1999. This compares to 1.95 in 1998 and 1.60 in 1997. The other factors causing the increase in liquidity ratio was a significant decrease of nearly $1 million in current liabilities. There were decreases in accruals of approximately $0.4 million each for the Multi Media Plan and employee bonuses as well as an approximate $0.2 million decrease in accounts payable. The drop in sales for the year was the root cause for the large decreases in these accounts.

Total capital expenditures for the Company were approximately $1.9 million, $2.6 million and $2.2 million for 1999, 1998 and 1997, respectively. Capital expenditures include purchases of equipment, hardware or software, expansion of facilities, and purchase of buildings. Major expenditures for the Company are tracked separately for each of the three locations. The largest single capital expenditure for 1997 was for Phase I of a dust collection system at Corydon for approximately $0.4 million. Also in 1997, Culpeper purchased a planer sander for approximately $0.2 million, and New Salisbury purchased a moulder and grinder for approximately $0.2 million and installed approximately $0.2 million on the EMS computers and software. In 1998, the largest expenses related to Corydon's purchases of Phase II and III of the dust collection system for approximately $0.4 million. Corydon also purchased a Computer Numerical Control Machine Center ("CNC Machine Center") for approximately $0.3 million and New Salisbury spent approximately $0.3 million on construction of a new kiln. There were no significant projects at Culpeper in 1998.

In 1999, the largest capital expenditure was approximately $0.1 million for a rough planer at Corydon. Modifications for the sorter line are being implemented as well but were not completed in 1999. Corydon purchased a paint storage building for $71,000. This was a proactive measure for future environmental regulation compliance. At New Salisbury, $90,000 was spent on replacement of a fire reservoir liner for the sprinkler system. An additional $76,000 was spent for a mezzanine in the shipping department for more storage area. The tempering room was not expanded as originally planned, rather, some adjustments were made in the kilns. This allowed dried lumber to still be stored but at a much lower capital expense. There were no significant projects completed at Culpeper in 1999.

The estimated expenditures for 2000 are approximately $2.2 million, consisting mainly of new equipment purchases for the three manufacturing facilities. The largest single expenditure planned is approximately $0.6 million to expand the warehouse facilities at New Salisbury. The CNC Machine Center at New Salisbury is expected to be completed in 2000 at a cost of approximately $0.3 million. At Corydon, a finish planer will be purchased at an estimated cost of approximately $0.2 million. A moulder will be purchased for the Culpeper facility at a cost of approximately $0.2 million. The EMS Information System is expected to be completed in 2000 at a cost of less than $150,000 for the three plants cumulatively.

The product turnover ratio (net sales divided by inventories) decreased from 3.7 in 1998 to 3.2 in 1999. This was due to a 7.3% decrease in net sales and a 10.1% increase in inventory. The product turnover ratio decreased to 3.7 in 1998 from
3.9 in 1997. As mentioned previously, there was a reduction in productivity in 1999 due to a combination of inefficiencies with the introduction of the PGA TOUR(R) Group and the increase in employee turnover for the Company. The Company expects efficiencies to improve with the emphasis of getting new employees trained better and faster. The goal is to improve the product turnover ratio compared to recent years prior to 1999.

After having three fairly level years of selling expenses, there was an increase to 11.0% of net sales for 1999. It was 10.4% of net sales in 1998 and 10.6% in 1997. There will be a review of selling expenses before mid-year to evaluate how sales and shipment levels are doing. Programs will be spread out over a longer period throughout the year and will be adjusted according to sales and shipment results. Advertisement has been done primarily at the regional level rather than the national level. The Multi-Media Plan introduced last year will continue to focus on regional advertising. The Company also plans to continue its sponsorship of the PGA TOUR(R) through 2000, and its displays at the trade shows held at High Point, North Carolina and one at San Francisco, California for January 2000 only.

The key area of focus for 2000 is to improve efficiencies and try to return to previous levels. Training of new employees will be an area of importance in making this happen. The number of employees with less than one year experience is at its highest level in several years. Training these employees properly and quickly is of major importance.

The Company believes that it cannot afford to increase prices by a margin much more than the rate of inflation and still remain competitive. The Company's total price increase for the years of 1997, 1998 and 1999 was 7.5% compared to cumulative inflation of 5.5% for the same three year period. The Company believes that this pricing policy has not had a material adverse effect on its net sales and has contributed to the Company remaining a viable competitor.

The Company has had no material short term or long term debt since 1994 compared to a 1998 16.8% Industry average of long term debt in relation to net worth(2). This has helped the Company maintain its cash flow and liquidity levels. Because of Keller's financial stability, the Company does not currently anticipate the need to issue any new stock other than stock bonus awards or pursuant to the exercise of employee stock options. The Company anticipates funding its growth strategy with cash generated from operations. Construction of a new facility is not currently part of the Company's growth strategy but the further utilization of current facilities through additional shifts is currently contemplated. As mentioned previously, there will be an expansion to the New Salisbury warehouse facilities at an approximate cost of $0.6 million.

The Company has available lines of credit totaling $5.0 million. This includes a $3.0 million line of credit with Union Planters Bank of Corydon, Indiana which expires July 31, 2000. Interest is charged at the prime lending rate. The
Company also has a $2.0 million line of credit available with Bank One of Louisville, Kentucky which expires July 31, 2000. Interest is charged at LIBOR plus 2%. These lines are not collateralized. As of December 31, 1999 , these lines of credit were unused.

Inflation

To date, the Company believes that the effects of inflation have not had a material adverse effect on its business, operations or financial condition.

---------------------------------------------
(2) Dun & Bradstreet Business Scope Report. November 23, 1999. The information regarding the furniture manufacturing industry contained in this report was as of December 31, 1998.

Year 2000

The Company experienced no disruptions or problems of any kind due to any Year 2000 computer problems. All components of the Company's information system and other digitally controlled equipment performed as expected. There were no interruptions of supplies from any vendors. All Year 2000 hardware and system installations were completed as of December 31, 1999 as forecasted. Since all Y2K actions have been completed, no further Y2K costs will be incurred. The total cost of Year 2000 preparations was approximately $0.5 million. Of the total, approximately $0.3 million was for capital costs and approximately $0.2 million was for programming and consulting expenses.

Risk Factors

The business, financial condition, results of operations and prospects of the Company are subject to a number of risks, including those identified below. Reviewers of this report should read carefully the information on risk factors set forth below as well as the other information set forth in this report and in the Company's filings with the Securities and Exchange Commission, a copy of any of which will be provided by the Company upon request.

1.       Competition

         The furniture industry is characterized by highly intense competition. The Company competes with many nationally recognized and financially successful manufacturers of high quality furniture. Many companies with which the Company competes, both domestic and foreign, have substantially larger production capacities, distribution networks and greater financial resources than the Company.

         The furniture industry is a segmented industry whereby design, quality and price place each manufacturer into one or more competitive market niches. The Company competes in the middle to upper-middle price market, which normally requires a larger number of items in the product line, smaller production lot sizes and higher inventory requirements to maintain a competitive delivery cycle. Certain of the Company's competitors may have greater financial and other resources than the Company in particular industry segments. Competition could materially adversely affect the Company's operating results by forcing it to reduce its sales prices, offer enhanced credit terms, increase customer discounts or incentives, increase spending for co-operative advertising arrangements with customers or provide other services.

2.       Industry Conditions.

         The furniture industry historically has been cyclical, with operating results fluctuating sharply with the business cycle of the national economy. During economic downturns, the furniture industry tends to experience longer periods of recession and greater declines than does the general economy. The Company believes that the industry is influenced significantly by economic conditions generally and more specifically by consumer behavior and confidence, the level of personal discretionary spending, housing activity, interest rates and credit availability. These factors affect not only the ultimate consumer, but also furniture retailers, the industry's primary direct customers. The cyclical nature of the industry has contributed historically to fluctuations in the Company's results of operations, and such fluctuations can be expected to occur in the future.

3.       Employee Turnover.

         The Company experienced unusually high employee turnover in 1999, which caused inefficiencies in the manufacturing process and contributed to a decline in shipments. While the Company has implemented programs to address issues raised by employee turnover there can be no guarantee that the Company will not experience significant employee turnover in 2000 and thereafter, which could materially adversely affect the Company's financial condition, results of operations and prospects.

4.       Governmental Regulations and Environmental Considerations.

         The Company's operations must meet extensive federal, state and local regulatory standards in the areas of safety, health and environmental pollution controls. Historically, these standards have not had a material adverse effect on the Company's sales or operations. Under the provisions of the Clean Air Act Amendments of 1990 (the "CAA"), in December 1995, the United States Environmental Protection Agency promulgated hazardous air emission standards for the wood furniture industry. These regulations, known as the National Emission Standards for Hazardous Air Pollutants ("NESHAPs"), require the Company to reduce emissions of certain volatile organic compounds. The Company has not been assessed with any material violations of any federal, state or local environmental regulations through the year 1999. The Company expects these regulations to become even more stringent in the future and cannot predict the costs of effects on its operations which will result from its compliance with these regulations.

5.       Fluctuations in Price and Supply of Raw Materials.

         The Company is dependent upon outside suppliers for all of its raw material needs and, therefore, is subject to price increases and delays in receiving supplies of such materials. An increase in demand for raw materials could increase delivery times for supplies and possibly further affect prices. No assurance can be given that the Company will continue to have available necessary raw materials at a reasonable price or that any increases in raw material costs would not have a material adverse effect on the Company.

6.       Potential Stock Price Volatility.

         Currently there is one brokerage firm, Hilliard & Lyons, Inc. in Louisville, Kentucky, making a market in the Company's shares. There can be no guarantee that this firm will continue to make a market in the Company's shares, nor can there be any assurances that an active trading market will develop or be sustained in its absence.

         The market price of the Company's shares has experienced some significant fluctuations in response to variations in operating results from quarter to quarter, changes in earnings estimates by analysts, market conditions in the industry and general economic conditions. Furthermore, the stock market has experienced significant price and volume fluctuations unrelated to the operating performance of particular companies. These market fluctuations may have a material adverse effect on the market price of the Common Shares.

7.       Dividend Policy.

         The Board of Directors has established, in 2000, four (4) cash dividends per year to holders of its common shares. The amount of these dividends for 1998 and 1999 is reflected in Market Price and Dividends on the Registrants Common Equity and Related Stockholder Matters, herein. The Board of Directors, however is not bound in any manner to continue such dividends. Any future determination as to the payment of dividends will be made at the discretion of the Board of Directors and will depend upon the Company's operating results, financial condition, capital requirements, general business conditions and such other factors as the Board of Directors deems relevant.