Form 10-K, Exhibit 13
period 1999-12-31
KELLER MANUFACTURING CO
filed 2000-03-29
CIK 1085209

THE KELLER MANUFACTURING

                                  COMPANY, INC.

                                       and

                                   subsidiary

                      Consolidated Financial Statements for

                the Years Ended December 31, 1999, 1998 and 1997

                                       and

                          Independent Auditors' Report

INDEPENDENT AUDITORS' REPORT

Board of Directors

The Keller Manufacturing Company, Inc. and Subsidiary
Corydon, Indiana

We have audited the accompanying consolidated balance sheets of The Keller Manufacturing Company, Inc. and subsidiary (the Company) as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of The Keller Manufacturing Company, Inc. and subsidiary as of December 31, 1999 and 1998 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LP
February 18, 2000
Louisville, Kentucky


THE KELLER MANUFACTURING COMPANY, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 1999 AND 1998

                                                                      1999               1998

ASSETS

CURRENT ASSETS:
  Cash and cash equivalents                                           $ 2,840,242        $ 3,985,786
  Accounts receivable, less allowance for doubtful accounts of
   $257,000 (1999) and $291,000 (1998)                                  6,659,480          6,284,517
  Inventories                                                          17,693,432         16,066,490
  Current deferred tax asset                                              101,932            259,533
  Income taxes receivable                                                 430,445            278,862
  Other current assets                                                     81,888            536,924
                                                                      -----------         ----------

           Total current assets                                        27,807,419         27,412,112
                                                                      -----------         ----------

PROPERTY, PLANT AND EQUIPMENT - net                                    10,045,302          9,798,174

INVESTMENT SECURITY AVAILABLE FOR SALE                                                       500,000

PREPAID PENSION COSTS                                                   1,835,335          1,760,759
                                                                      -----------         ----------

TOTAL                                                                 $39,688,056        $39,471,045
                                                                      ===========        ===========


LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable                                                    $ 1,670,349        $ 1,825,343
  Commissions, salaries and withholdings                                1,184,562          1,582,327
  Accrued vacation                                                        383,824            435,591
  Other current liabilities                                             1,037,096          1,410,341
                                                                      -----------         ----------

           Total current liabilities                                    4,275,831          5,253,602

LONG-TERM LIABILITIES -
  Deferred income taxes                                                 1,196,217          1,085,054
                                                                      -----------         ----------

           Total liabilities                                            5,472,048          6,338,656
                                                                      -----------         ----------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
  Common stock - no par value, authorized, 40,000,000 shares            1,712,638          1,437,276
  Retained earnings                                                    32,503,370         31,695,113
                                                                      -----------         ----------

           Total stockholders' equity                                  34,216,008         33,132,389
                                                                      -----------         ----------

TOTAL                                                                 $39,688,056        $39,471,045
                                                                      ===========        ===========

See notes to consolidated financial statements.



THE KELLER MANUFACTURING COMPANY, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


                                                                         1999             1998              1997

NET SALES                                                              $ 55,751,215      $ 60,144,243     $ 58,736,617

COST OF SALES                                                            41,335,806        43,076,105       40,955,515
                                                                       ------------      ------------     ------------

GROSS PROFIT                                                             14,415,409        17,068,138       17,781,102

SELLING, GENERAL AND ADMINISTRATIVE                                       8,257,146         7,897,383        8,834,796
                                                                       ------------      ------------     ------------

INCOME BEFORE INCOME TAXES                                                6,158,263         9,170,755        8,946,306

INCOME TAXES                                                              2,377,494         3,514,750        3,448,011
                                                                       ------------      ------------     ------------

NET INCOME                                                              $ 3,780,769       $ 5,656,005      $ 5,498,295
                                                                        ===========       ===========      ===========

NET INCOME PER SHARE OF COMMON  STOCK,
  basic and  dilutive -
  based on  weighted average number of shares outstanding
  of 5,753,211 (1999), 5,853,954 (1998), and 5,847,325 (1997)                $ 0.66            $ 0.97           $ 0.94
                                                                        ===========       ===========      ===========

See notes to consolidated financial statements.


THE KELLER MANUFACTURING COMPANY, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


                                                              Common Stock

                                                   -----------------------------------
                                                                                            Retained
                                                          Shares          Amount            Earnings            Total

BALANCE, JANUARY 1, 1997                                  5,855,319         $ 848,200        $ 23,270,008       $ 24,118,208

  Net income                                                                                    5,498,295          5,498,295
  Cash dividends declared ($.16 per share)                                                       (935,189)          (935,189)
  Stock issued as awards                                      7,770            53,495                                 53,495
  Stock issued under employee
    incentive plan                                           38,751           232,506                                232,506
  Redemption of common stock                                (59,905)           (7,352)           (517,912)          (525,264)
                                                          -----------     -------------      --------------     -------------

BALANCE, DECEMBER 31, 1997                                5,841,935         1,126,849          27,315,202         28,442,051

  Net income                                                                                    5,656,005          5,656,005
  Cash dividends declared ($.18 per share)                                                     (1,053,555)        (1,053,555)
  Stock issued as awards                                      3,111            38,369                                 38,369
  Stock issued under employee
    incentive plan                                           22,219           273,960                                273,960
  Redemption of common stock                                (15,498)           (1,902)           (222,539)          (224,441)
                                                          -----------     -------------      --------------     -------------

BALANCE, DECEMBER 31, 1998                                5,851,767         1,437,276          31,695,113         33,132,389


  Net income                                                                                    3,780,769          3,780,769
  Cash dividends declared ($.14 per share)                                                       (802,045)          (802,045)
  Stock issued as awards                                      2,600            26,000                                 26,000
  Stock issued under employee
    incentive plan                                           28,166           281,660                                281,660
  Redemption of common stock                               (263,170)          (32,298)         (2,170,467)        (2,202,765)
                                                          -----------     -------------      --------------     -------------

BALANCE, DECEMBER 31, 1999                                5,619,363       $ 1,712,638        $ 32,503,370       $ 34,216,008
                                                          ===========     =============      ==============     =============


See notes to consolidated financial statements.


THE KELLER MANUFACTURING COMPANY, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                                               1999            1998            1997

OPERATING ACTIVITIES:
  Net income                                                                  $ 3,780,769     $ 5,656,005    $ 5,498,295
  Adjustments to reconcile net income to net cash provided
   by operating activities:
    Depreciation                                                                1,655,277       1,539,708      1,335,774
    Deferred income taxes                                                         268,764          28,550        (28,549)
    Common stock awards                                                           307,660         312,329        286,001
    Changes in assets and liabilities:
      Accounts receivable                                                        (374,963)       (469,193)        36,478
      Inventories                                                              (1,626,942)       (887,879)    (1,678,870)
      Income taxes receivable                                                    (151,583)       (185,278)       (11,736)
      Other current assets                                                        455,036        (495,160)         3,079
      Prepaid pension costs                                                       (74,576)       (176,290)      (244,148)
      Accounts payable                                                           (154,994)       (384,755)       273,795
      Commissions, salaries and withholdings and accrued vacation                (449,532)       (195,052)        47,318
      Other current liabilities                                                  (373,245)       (251,465)      (263,783)
                                                                              -------------   -------------  ------------

           Net cash provided by operating activities                            3,261,671       4,491,520      5,253,654
                                                                              -------------   -------------  ------------

INVESTING ACTIVITIES:
  Purchases of property, plant and equipment                                   (1,902,405)     (2,630,027)    (2,199,514)
  Sale (purchase) of investment security available for sale                       500,000        (500,000)
                                                                              -------------   -------------  ------------

           Net cash used in investing activities                               (1,402,405)     (3,130,027)    (2,199,514)
                                                                              -------------   -------------  ------------

FINANCING ACTIVITIES:
  Redemption of common stock                                                   (2,202,765)       (224,441)      (525,264)
  Dividends paid                                                                 (802,045)     (1,053,555)      (896,811)
                                                                              -------------   -------------  ------------

           Net cash used in financing activities                               (3,004,810)     (1,277,996)    (1,422,075)
                                                                              -------------   -------------  ------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                           (1,145,544)         83,497      1,632,065

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                    3,985,786       3,902,289      2,270,224
                                                                              -------------   -------------  ------------

CASH AND CASH EQUIVALENTS, END OF YEAR                                        $ 2,840,242     $ 3,985,786    $ 3,902,289
                                                                              ============   =============  =============

CASH PAID DURING THE YEAR FOR:
  Interest                                                                    $                   $ 9,059        $ 7,395
                                                                              ============   =============  =============
  Income taxes                                                                $ 2,240,800     $ 3,602,000    $ 3,506,100
                                                                              ============   =============  =============


See notes to consolidated financial statements.

THE KELLER MANUFACTURING COMPANY, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


1.    BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

      Business - The Company operates in one business segment, which is the manufacturing of dining room and bedroom furniture. Sales are made to retailers located in approximately 30 states across the United States on an unsecured basis.

      Basis of Presentation - The consolidated financial statements include the accounts of The Keller Manufacturing Company, Inc. and its wholly-owned subsidiary, Keller Dedicated Transportation Company. All significant intercompany transactions and balances have been eliminated.

      Revenue  Recognition  - Sales are recorded when goods are delivered to the
      customer.   The  Company  provides  for  estimated  customer  returns  and allowances by reducing sales in the period of the sale.

      Significant Customers - The Company had one significant customer, which accounted for $8,850,701 (16%), $7,727,102 (13%), and $9,937,000 (17%) of
      net sales and percentage of total net sales in 1999, 1998 and 1997, respectively.

      Cash and Cash Equivalents - Cash and cash equivalents are defined as cash in banks and investment instruments having maturities of three months or less from their acquisition date.

      Inventories - Inventories are stated at the lower of cost (first-in, first-out method) or market.

      Property, Plant, and Equipment - Property, plant, and equipment are recorded at cost. Depreciation is provided by the straight-line method over the estimated useful lives of the depreciable assets. Estimated lives are 30-40 years for buildings, and 3-15 years for machinery and equipment.

      Investment - The investment security is an industrial revenue bond and is classified as available for sale. The investment is reported at cost, which approximates its fair value. The bond was sold in 1999.

      Income Taxes - The Company follows SFAS 109 - "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the consolidated financial statements or income tax return. In estimating future tax consequences, SFAS 109 generally considers all expected future events other than enactments of changes in the tax laws or rates.

      Fair Value of Financial Instruments - The fair values of the Company's current assets and current liabilities approximate their reported carrying values, due to their short-term maturities.

      Recent Accounting Pronouncements - SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," establishes accounting and reporting standards for hedging activities and for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives). It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Company will adopt the new standard in fiscal 2001. The Company does not expect adoption of this standard will have a material impact on its financial statements.

      Use of Estimates - Financial statements prepared in conformity with generally accepted accounting principles require management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

      Reclassifications - Certain reclassifications have been made to 1998 amounts to conform to the 1999 classifications.

2.    INVENTORIES


                                           1999               1998

Raw materials                       $ 6,211,692        $ 6,801,656
Work in process                       8,590,283          6,488,392
Finished goods                        2,891,457          2,776,442
                                    -----------        ----------

Total                               $17,693,432        $16,066,490
                                    ===========        ===========

3.    PROPERTY, PLANT AND EQUIPMENT

                                                 1999               1998

Land                                        $ 337,535          $ 338,835
Land improvements                             627,808            515,177
Buildings and leasehold improvements        7,322,681          6,633,339
Machinery and equipment                    13,144,207         11,985,601
Construction in progress                       26,130             83,004
                                         -------------       ------------

Total cost                                 21,458,361         19,555,956
Less accumulated depreciation             (11,413,059)        (9,757,782)
                                         -------------       ------------

Net                                      $ 10,045,302        $ 9,798,174
                                         =============       ============

4.    LINES OF CREDIT

      At December 31, 1999, the Company had unsecured line of credit agreements that provide for borrowings up to an aggregate of $5,000,000, with variable interest rates based on prime rate of 8.5% at December 31, 1999 or 200 Basic Points in excess of the LIBOR rate of 6.5% at December 31, 1999 at year end, through July 31, 2000. There were no borrowings on the line of credit agreements at December 31, 1999 and 1998.

5.    INCOME TAXES

      Income tax expense consists of:

                                             1999          1998            1997

Currently payable:
  Federal                             $ 2,016,918    $ 2,963,270    $ 2,955,076
  State                                    91,812        522,930        521,484
                                      -----------    -----------    -----------
     Total currently payable            2,108,730      3,486,200      3,476,560
                                      -----------    -----------    -----------

Deferred:
  Federal                                 249,950         24,268        (24,267)
  State                                    18,814          4,282         (4,282)
                                      -----------    -----------    -----------
     Total deferred                       268,764         28,550        (28,549)
                                      -----------    -----------    -----------

Total                                 $ 2,377,494    $ 3,514,750    $ 3,448,011
                                      ===========    ===========    ===========

      The state income tax expense for 1999 includes refunds of prior years state taxes paid. The tax effect of temporary differences that give rise to significant portions of the net deferred tax liability at December 31 are as follows:


                                                             1999           1998

Current deferred tax asset -
  Allowance for doubtful accounts                      $  101,932     $  259,533
                                                       ==========     ==========
Noncurrent deferred tax liability:
  Pension costs                                        $  734,134     $  704,304
  Depreciation                                            304,869        253,803
  Other                                                   157,214        126,947
                                                       ----------     ----------
     Total noncurrent deferred tax liability           $1,196,217     $1,085,054
                                                       ==========     ==========

      The difference between taxes computed at the federal statutory tax rate and the Company's effective tax rate are as follows:


                                           1999       1998        1997

Statutory federal income tax rate         34.0 %      34.0 %      34.0 %
State taxes, net of federal income
  tax benefit                                5.0         5.0        5.0
Other                                       (0.4)       (0.7)      (0.5)
                                          -------     -------     ------


Effective income tax rate                 38.6 %      38.3 %      38.5 %
                                          =======     =======     ======

6.    PENSION PLANS

      The Company has a defined benefit plan that provides retirement benefits for substantially all employees. Annual contributions to the plan is sufficient to satisfy legal funding requirements. The changes in benefit obligations and plan assets, as well as the funded status of the plan at December 31, 1999 and 1998 were as follows:

                                                          1999               1998

Change in benefit obligation:
Benefit obligation at beginning of year                $ 12,036,137    $ 10,689,931
Service cost                                                442,270         395,693
Interest cost                                               812,440         748,295
Benefits paid                                              (682,455)       (652,696)
Actuarial loss (gain)                                    (1,531,967)        854,914
                                                       ------------    ------------
Benefit obligation at end of year                      $ 11,076,425    $ 12,036,137
                                                       ============    ============

Change in plan assets:
Fair value of plan assets at the beginning of year     $ 11,771,910    $ 11,371,412
Actual return on plan assets                               (541,924)        664,151
Employer contributions                                      440,792         389,043
Benefits paid                                              (682,455)       (652,696)
                                                       ------------    ------------
Fair value of plan assets at the end of year           $ 10,988,323    $ 11,771,910
                                                       ============    ============

Funded status                                          $    (88,102)   $   (264,227)
Unrecognized net actuarial loss                           2,044,442       2,215,204
Unrecognized prior service cost                             (54,530)        (71,179)
Unrecognized net asset being amortized over 15 years        (66,475)       (119,039)
                                                       ------------    ------------
Prepaid pension cost                                   $  1,835,335    $  1,760,759
                                                       ============    ============

      The following weighted-average assumptions were used to determine the Company's obligations under the plan:

Weighted-average assumptions as of December 31:

Discount rate                                        7.50 %          6.75 %
Expected return on plan assets                       7.50 %          7.50 %
Rate of compensation increase                        3.50 %          3.50 %

      The components of net pension expense are as follows:

                                                        1999         1998         1997
Components of net periodic benefit cost:

  Service cost - benefits earned during the year   $ 442,270    $ 395,693    $ 343,521
  Interest cost on projected benefit obligation      794,068      729,347      695,651
  Expected return on plan assets                    (882,312)    (845,054)    (707,972)
  Net amortization and deferral                       12,190      (67,233)      35,329
                                                   ---------    ---------    ---------
  Net pension expense                              $ 366,216    $ 212,753    $ 366,529
                                                   =========    =========    =========

      The Company has implemented a defined contribution savings plan under the provisions of Section 401(k) of the Internal Revenue Code that provides retirement benefits to substantially all employees. The Company's contribution, which is based upon the salary redirection contributions of the eligible employees, totaled approximately $38,000, $35,000 and $28,000 in 1999, 1998 and 1997, respectively.

7.    LEASE COMMITMENTS

      The Company has operating lease agreements for marketing showroom and trucking equipment. The equipment lease requires additional rentals based upon miles driven at varying fixed rates per mile and requires the Company to pay for maintenance, tires, taxes, licenses and permits.

      Minimum annual rental payments are as follows:

Year Ended
December 31

2000                                                                 $ 828,520
2001                                                                   819,763
2002                                                                   794,980
2003                                                                   748,274
2004                                                                   623,840
2005 and thereafter                                                    458,243
                                                                    ----------

Total                                                               $4,273,620
                                                                    ==========

      Total rental expense was approximately $851,000 (including $136,000 of contingent rentals) for 1999, $950,000 (including $98,000 of contingent rentals) for 1998 and $936,000 (including $143,000 of contingent rentals) for 1997.

8.    EMPLOYEE INCENTIVE AND AWARD PROGRAMS

      The Company has incentive programs for executives and key middle management personnel. The programs provide for payment of bonuses in cash and common stock in amounts not to exceed 12% of the annual pre-tax profits of the Company before interest expense and incentive expense. The bonus accrued for 1999, 1998 and 1997 was approximately $815,000, $1,216,000 and $1,183,000, respectively, which represents the fair value of 31,139 (1999), 28,166 (1998) and 22,219 (1997) shares of common stock and the cash bonus.

      Additionally, the Company has award programs which involve the distribution of common stock to employees based on outstanding service. The cost of these awards for 1999, 1998 and 1997 was approximately $26,000, $38,000 and $53,000, respectively, which represents the fair value of 2,600 (1999) 3,111 (1998) and 7,770 (1997) shares of common stock issued.

9.    CONTINGENCY

      A claim by a former employee alleging certain employment issues has been asserted against the Company. The ultimate cost to the Company from the claim is not possible to predict at this time and the claim may not be solved for a number of years. It is the opinion of the Company's management, based upon the information available at this time, that the expected outcome of this matter will not have a material adverse effect on the consolidated results of operations and financial condition or cash flows of the Company.

10.   EMPLOYEE HEALTH PLAN

      The Company has a medical indemnity plan providing comprehensive major medical benefits for eligible employees and retirees and members of their immediate families (participants) and is subject to the provisions of the Employee Retirement Income Security Act of 1974. The Company's contribution, which is based upon the contributions of currently employed participants and any additional amounts required to pay benefits for participants, totaled approximately $756,000, $818,000 and $573,000 in 1999, 1998 and 1997, respectively.

11.   STOCK OPTION PLAN

      In January 1999, a stock option plan for eligible employees was approved by the Company. Under the terms of the plan, the Company is authorized to grant options of common shares, not to exceed 200,000 shares, to eligible employees and members of the Board of Directors. Options outstanding are generally exercisable immediately upon grant date. All options expire four years after the date of the grant.

      During 1999, 34,700 shares were granted of which 850 were forfeited. A total of 33,850 shares at an average option price per share of $8.00 were exercisable and 166,150 shares were available for future grants at December 31, 1999.

      The weighted average fair value of options granted during 1999 was $3.75.

      The fair value of each stock option grant in 1999 was estimated as of the date of the grant using the Black-Scholes option-pricing model with the following assumptions: dividend yield of .44%; volatility factor of 43%; risk-free interest rate of 6.58%; and expected life of 4 years.

      In accordance with APB 25, "Accounting for Stock Issued to Employees", the Company has not recognized any compensation cost for the stock option plan. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant date for awards under the plan consistent with the method of SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:


                                                          1999

Net income                     As reported           $3,780,769
                               Pro forma             $3,653,864

Earnings per share             As reported               $ 0.66
                               Pro forma                 $ 0.64

      The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts.