Form 10-K, Exhibit 13
period 2000-12-31
KELLER MANUFACTURING CO
filed 2001-03-30
CIK 1085209

KellerFurniture
                     The Keller Manufacturing Company, Inc.























                                  Annual Report
                                      2000

                              TO OUR SHAREHOLDERS
                              -------------------

On behalf of our employees, managers, officers and directors, I report to you our year of 2000.

     This year we earned $0.36 a share vs. $0.66 a share in 1999. Our net profit was $2,022,089 vs. $3,780,769 in 1999. Our net shipments decreased slightly compared to 1999. In 2000 we shipped $55,391,644 compared to $55,751,215 in 1999.

     Our decline in profitability can be accounted for in three basic areas. First, was our conscious decision to increase our production in order to reduce our larger than normal backlog. We did this with the addition of small-scaled second shifts in all three of our manufacturing facilities. Start-up costs, increased operating costs and increased labor costs contributed to erosion of profitability during this period of time. Although it increased costs it did prove effective in reducing our order backlog. By the end of the second quarter 2000 our order backlog returned to more normal operating levels. This was a critical need to keep customer satisfaction and to generate future orders.

     Second, by emphasizing so strongly on production we circumvented several of our operating objectives. Indirect labor costs increased, yield production decreased, and our amount of parts loss increased. All three had an adverse affect on profitability.

     Third, the rising costs in health care along with a retroactive cost from worker's compensation increased overhead costs during 2000.

     As we enter 2001 we are focusing on our operating objectives with a clear plan to reduce costs and increase efficiencies. Action plans have been created to focus our efforts in five strategic areas to increase productivity and decrease costs: (Action Plan #1) To Achieve Budgeted Yield; (Action Plan #2) To Reduce Indirect Labor; (Action Plan #3) To Reduce Parts Loss; (Action Plan #4) To Deliver the Needed Parts for Build; (Action Plan #5) To Provide Consistent Shipments To Our Customers.

     Many of our issues with turnover are behind us and we are now staffing our plants to the proper level for current production requirements. We have suspended the second shift in two of the three plants and will be staffing our facilities with only the required people to maximize efficiency and lower indirect labor costs.

     We have revitalized our efforts in the area of safety and have initiated a comprehensive program to reduce costs in this area. At the same time we have restructured our worker's compensation program to allow us the opportunity to realize reductions in costs while trying to minimize claims.

     By focusing our efforts in these areas I believe we can positively impact our profitability. In the similar fashion that we reduced backlog in 2000, I feel confident that with the proper execution and focus we can achieve similar results in cost reductions. The Keller team looks forward to the challenges and opportunities before us in 2001.

     This annual report, along with other Keller news and information, can be seen on our website at: www.kellerfurniture.com.

                                   Sincerely,

                                   /s/ Steven W. Robertson

                                   Steven W. Robertson
                                   President and CEO

SELECTED FINANCIAL DATA

The following table sets forth selected financial data as of and for the years ended December 31, 2000, 1999, 1998, 1997, and 1996 and are derived from the audited, consolidated financial statements of the Company. These selected financial data are not covered by the auditors' report and are qualified in their entirety by reference to, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Consolidated Financial Statements of the Company and the related notes thereto included herein.

                                                                          YEAR ENDED
                                                                         December 31,
                                        -------------------------------------------------------------------------------
Statements of Income Data:
                                               2000           1999              1998             1997             1996
                                               ----           ----              ----             ----             ----
Net Sales                               $55,391,644    $55,751,215       $60,144,243      $58,736,617      $54,168,278
Cost of Goods Sold                       43,406,132     41,670,927        43,459,950       40,955,515       38,948,486
                                        ------------------------------------------------------------------------------
Gross Profit                             11,985,512     14,080,288        16,684,293       17,781,102       15,219,792
Selling, General and
Administrative                            8,724,051      8,282,022         7,965,041        8,834,796        7,561,206
Other Income, Net                           142,674        359,997           451,503
                                        ------------------------------------------------------------------------------
Income Before Income  Taxes               3,404,135      6,158,263         9,170,755        8,946,306        7,658,586
Income Taxes                              1,382,046      2,377,494         3,514,750        3,448,011        2,988,903
                                        ------------------------------------------------------------------------------
Net Income                              $ 2,022,089    $ 3,780,769       $ 5,656,005      $ 5,498,295      $ 4,669,683
                                        ===========    ===========       ===========      ===========      ===========

Net Income Per Share Of
  Common Stock - (Basic and Dilutive)   $      0.36    $      0.66       $      0.97      $      0.94      $      0.79



Weighted Average Number of Shares
Outstanding                               5,611,354      5,753,211         5,853,954        5,847,325        5,883,603

Cash Dividends Declared Per
   Common Share                         $      0.14    $      0.14       $      0.18      $      0.16      $      0.14



                                                                       December 31,
                                        ------------------------------------------------------------------------------
                                               2000           1999              1998             1997             1996
Balance Sheet Data:                            ----           ----              ----             ----             ----
Working Capital 1                       $23,994,084    $23,531,588       $22,158,510      $19,168,410      $15,963,428
Property, Plant and Equipment            10,898,743     10,045,302         9,798,174        8,707,855        7,844,115
Investment Security Available
For Sale                                                                     500,000
Other Assets                              1,851,928      1,835,335         1,760,759        1,584,469        1,340,321
Total Assets                             41,913,198     39,688,056        39,471,045       35,545,608       31,137,030
Long Term Debt                                    0              0                 0                0                0


(1)  Reflects  the excess of  current  assets  over  current  liabilities  as set forth in the  Consolidated  Financial
     Statements

RECLASSIFICATIONS  -  Certain  Reclassifications  have  been  made to 1998  and 1999  amounts  to  conform  to the 2000
Classifications.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the Selected Financial Data and the Company's Consolidated Financial Statements and notes thereto included herein. In addition to the historical information contained herein, the following discussions may contain forward looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed herein.

RESULTS OF OPERATIONS

The following table sets forth, for the periods indicated, consolidated statement of income data as a percentage of net sales.

                                                 YEAR ENDED DECEMBER 31,
                                        ---------------------------------------
                                          2000       1999       1998       1997
                                          ----       ----       ----       ----

Net Sales                               100.0%     100.0%     100.0%     100.0%
Cost of Sales                            78.4%      74.7%      72.3%      69.7%
Gross Profit                             21.6%      25.3%      27.7%      30.3%
Selling, General and Administrative      15.5%      14.8%      13.2%      15.0%
Operating Income                          6.1%      10.5%      14.5%      15.2%
Income Before Taxes                       6.1%      11.1%      15.2%      15.2%
Income Taxes                              2.5%       4.3%       5.8%       5.9%
Net Income                                3.6%       6.8%       9.4%       9.3%

RECLASSIFICATIONS - Certain Reclassifications have been made to 1998 and 1999 amounts to conform to the 2000 Classifications.

YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999

Net Sales. The Company had an approximate 0.6% decrease in net sales in 2000 compared to 1999. This was mostly due to an increase in returns and allowances; which increased from 1.85% in 1999 to 3.53% in 2000. Returns and allowances increased partially due to quality issues related to employee turnover and dealer response to a weakening economy.

Orders received in 2000 were down 14.2% from 1999, partially due to delayed shipments during the first six months and partially due to the cooling of the economy the last two months of 2000.

Cost of Sales. Cost of sales as a percent of net sales increased to 78.4% in 2000 compared to 74.7% in 1999. Actual cost of sales increased from approximately $41.7 million in 1999 to approximately $43.4 million in 2000. The employee turnover continued throughout the year. This required additional training and continued to result in inefficiencies in the manufacturing process. The inefficiencies have resulted in higher cost of indirect labor, parts loss due to poor quality and higher supervision cost due to an added second shift. The employee benefit costs have also continued to increase, largely due to increased health care costs and worker's compensation costs. The Company agreed to absorb approximately $.6 million more in increased health care costs rather than raise employee premiums. The worker's compensation cost also increased by approximately $.2 million compared to 1999 due to an increase in claims. The material cost and direct labor cost remained approximately the same as that of 1999.

Selling, General and Administrative Expenses. Selling, general and administrative expenses increased in 2000 by approximately $0.4 million . As a percent of net sales, selling, general and administrative expenses increased from 14.8% in 1999 to 15.5% in 2000. Most of the increase was due to higher cost of bad debts and professional fees. The largest bad debt was Heilig Meyer/Homemaker at approximately $235,000. The professional fee increase is mostly due to programming cost of the new Information System by Co-Venture.

Net Income. As a result of the above factors, the net income for 2000 was approximately $2.0 million. This is approximately $1.8 million less than 1999 income of approximately $3.8 million.

RECLASSIFICATIONS - Certain Reclassifications have been made to 1998 and 1999 amounts to conform to the 2000 Classifications.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998

Net Sales. The Company had an approximate 7.3% decrease in net sales in 1999 compared to 1998. This was partially due to approximately a $2.0 million decrease in shipments in the second quarter, caused by engineering and manufacturing demands brought about by the introduction of the new PGA TOUR(R) group. Efficiencies dropped further in the second half of the year, as shipments were down approximately $3.7 million compared to the same period in 1998. Partly due to the tightening job market, employee turnover for the Company increased by 45% compared to 1998. Training of a large percentage of new employees was the primary factor in the reduction in efficiencies. Actual orders received were down 4.3% from 1998, partially due to not getting follow-up orders because of the delayed shipments.

 Cost of Sales. Cost of sales as a percent of net sales increased to 74.7% in 1999 compared to 72.3% in 1998 due mainly to the cost of materials. Material costs, as a percent of net sales, increased from 23.9% in 1998 to 26.4% in 1999. Lumber costs recognized provided one of the reasons for the increase in material costs. Though lumber prices for oak have actually decreased from 1998 average costs, it has taken approximately nine months for all of the lumber in inventory from 1998 to cycle through. There has also been an increase in the purchasing of dimension stock for 1999. Part of this is due to the introduction of the PGA TOUR(R) group. Also, some key parts are now being purchased in rough dimensions to help improve yield. Parts such as tops and items with longer lengths are difficult to cut in certain packages in the cutting lines. The length mixes make it difficult to maintain established yield standards. Another factor contributing to the increase was cardboard packing materials which had two price increases for 1999. There was a total price increase of approximately 11.0% for the year.

Selling, General and Administrative Expenses. Selling, General and Administrative Expenses increased from 13.2% of net sales in 1998 to 14.8% in 1999. Administrative expenses had the largest increase of approximately $0.4 million. This was an increase as a percent of net sales from 2.6% in 1998 to
3.5% in 1999. Professional support fees for implementation of the EMS Information System accounted for half of the increase. Costs for making the Company Year 2000 compliant ran higher than originally anticipated. The other major administrative expense increase was for costs, such as legal and audit fees, related to the Company registering its stock under the Securities Exchange Act of 1934 as required by SEC regulations.

Selling expenses, as a percent of net sales, increased from 10.6% in 1998 to 11.2% in 1999. Even though actual expenses were down approximately $0.2 million from 1998, there were certain costs locked in, based on sales forecasts for 1999. There were marketing programs put into place at the beginning of the year as well as PGA promotions that were incurred before the Company experienced production problems and reduced shipments.

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

Cost of Sales. Cost of sales as a percentage of net sales increased to 72.3% in 1998 from 69.7% in 1997 due mainly to increases in the cost of raw materials. Total material costs increased by approximately $1.7 million in 1998, largely due to a 15 % increase in the cost of lumber. Labor costs were relatively steady with an annual raise approximately equal to the rate of inflation.

Selling, General and Administrative Expenses. Selling, General and Administrative expenses decreased from 15.0% of net sales in 1997 to 13.2% in 1998. There was a total decrease of approximately $0.9 million from 1997 to 1998. There was a reduction of approximately $0.3 million in expenditures involving implementation of the EMS Information System. These expenses included consulting fees and training of employees in using the new system. Other factors contributing to the reduction in 1998 were the recognition of approximately $0.3 million flood loss in 1997, and a $70,000 reduction in bad debt expense.

Net Income. As a result of the above factors, the Company recognized net income for 1998 of approximately $5.7 million, compared to net income of approximately $5.5 million in 1997.


LIQUIDITY AND CAPITAL RESOURCES

The Company's principal source of cash is income from operations. The Company has no material outstanding debt and is not expecting to incur any significant debt in the near future. The cash account has decreased slightly over $2.4 million in 2000 compared to 1999, while accounts receivable increased approximately $1.7 million and increased inventories by approximately $1.9 million. Due to the problems in manufacturing, certain bottlenecks continued to occur in key mill departments. This in turn caused an increase of work in process. Reducing inventory and accounts receivable will be a major priority in 2001.

 The Company's liquidity ratio (cash and cash equivalents plus accounts receivable divided by current liabilities) decreased to 1.7 in 2000. This compares to 2.22 in 1999 and 1.95 in 1998. The other factors causing the decrease in liquidity ratio was a significant increase of nearly $.9 million in current liabilities.

Total capital expenditures for the Company were approximately $2.4 million, $1.9 million, and $2.6 million for 2000, 1999, and 1998, respectively. Capital expenditures include purchases of equipment, hardware or software, and expansion of facilities. All capital expenditures for the Company are tracked separately for each of the three locations. The largest single capital expenditure for 1998 was the purchases of Phase II and III of the dust collection system for approximately $0.4 million at the Corydon location. Corydon also purchased an Computer Numerical Control Machine Center ("CNC Machine Center") for approximately $0.3 million, and New Salisbury spent approximately $0.3 million on construction of a new kiln. There were no significant projects at Culpeper in 1998.

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

In 2000, Corydon spent approximately $1.0 million in capital expenditures with the Planer/Sander being the largest expenditure at an approximately cost of $0.3 million. Corydon also purchased a Newman Rough Planer for approximately $0.2 million. At Culpeper, a moulder and profiler grinder cost approximately $0.3 million which was the largest expenditure out of the approximate $0.4 million capital expenditure. The largest capital expenditure for the Company and New Salisbury was a warehouse with an approximate cost of $0.5 million, this was approximately $0.1 million less than budgeted. Another large capital expenditure was the purchase of a Shoda CNC Machine Center for approximately $0.3 million.

The product turnover ratio (net sales divided by inventories) decreased from 3.2 in 1999 to 2.8 in 2000. This was due to an 0.6 % decrease in net sales and a 10.6% increase in inventory. As mentioned previously, there was a reduction in productivity in 2000 due to a combination of inefficiencies and the increase in employee turnover for the Company. The Company expects efficiencies to improve with the emphasis of getting new employees trained better and faster. The goal is to improve the product turnover ratio compared to recent years prior to 2000.

The Company has had no material short term or long term debt since 1994 compared to a 1999 16.5% Industry average of long term debt in relation to net worth(2). This has helped the Company maintain its cash flow and liquidity levels. Because of Keller's financial stability, the Company does not currently anticipate the need to issue any new stock other than stock bonus awards or pursuant to the exercise of employee stock options. The Company anticipates funding its growth strategy with cash generated from operations. Construction of a new facility is not currently part of the Company's growth strategy. As mentioned previously, there was an expansion to the New Salisbury warehouse facilities at an approximate cost of $0.5 million.

The Company has available lines of credit totaling $5.0 million. This includes a $3.0 million line of credit with Union Planters Bank of Corydon, Indiana which expires July 31, 2001. Interest is charged at the prime lending rate. The
Company also has a $2.0 million line of credit available with Bank One of Louisville, Kentucky which expires July 31, 2001. Interest is charged at LIBOR plus 1.5%. These lines are not collateralized. As of December 31, 2000, these lines of credit were unused.

INFLATION

The Company believes that it cannot afford to increase prices by a margin much more than the rate of inflation and still remain competitive. The Company's total price increase for the years of 1997, 1998 and 1999 was 7.5% compared to cumulative inflation of 6.0% for the same three year period. The price increase for 2000 was approximately 2.4% and inflation for the same period was 3.4% as reported by the Consumer Price Index. The Company believes that this pricing policy has not had a material adverse effect on its net sales and has contributed to the Company remaining a viable competitor.

 To date, the Company believes that the effects of inflation, mostly in the health-related business, have had an effect on its business. The Company recognized approximately $.6 million increase in health cost over 1999 and another $.2 million in worker's compensation.

[FN]
______________

(2) Dun & Bradstreet Business Scope Report. January 9, 2001. The information regarding the furniture manufacturing industry contained in this report was as of December 31, 1999.

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

3.   Employee Turnover.

     The Company experienced unusually high employee turnover in 1999 which continued into the third quarter of 2000. This caused inefficiencies in the manufacturing process and contributed to higher cost of sales. While the Company has implemented programs to address issues raised by employee turnover there can be no guarantee that the Company will not experience significant employee turnover in the future which could materially adversely affect the Company's financial condition, results of operations and prospects. With the slowdown in the economy, we have noticed a decrease in employee turnover.

4.   Governmental Regulations and Environmental Considerations.

     The Company's operations must meet extensive federal, state and local regulatory standards in the areas of safety, health and environmental pollution controls. Historically, these standards have not had a material adverse effect on the Company's sales or operations. Under the provisions of the Clean Air Act Amendments of 1990 (the "CAA"), in December 1995, the United States Environmental Protection Agency promulgated hazardous air emission standards for the wood furniture industry. These regulations, known as the National Emission Standards for Hazardous Air Pollutants ("NESHAPs"), require the Company to reduce emissions of certain volatile organic compounds. The Company has received a notice of violation with regards to allegations of violations of the Company's air permits at the two Indiana facilities. The Company expects these regulations to become even more stringent in the future and cannot predict the costs of effects on its operations which will result from its compliance with these regulations. The settlement negotiations are ongoing in regard to the current notice of violation of the air permits.

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

7.   Dividend Policy.

     The Board of Directors has established, in 2000, four (4) cash dividends per year to holders of its common shares. The amount of these dividends for 1999 and 2000 is reflected in Market Price and Dividends on the Registrants Common Equity and Related Stockholder Matters, herein. The Board of Directors, however is not bound in any manner to continue such dividends. Any future determination as to the payment of dividends will be made at the discretion of the Board of Directors and will depend upon the Company's operating results, financial condition, capital requirements, general business conditions and such other factors as the Board of Directors deems relevant.

MARKET PRICE AND DIVIDENDS ON THE REGISTRANTS COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The Company's Common Stock has been traded over-the-counter through Hilliard & Lyons, Inc. in Louisville, Kentucky. The following prices have been provided by Hilliard & Lyons, Inc. based upon actual trades (selling price during the applicable period).

               1st Qtr           2nd Qtr.         3rd Qtr.           4th Qtr.
             High    Low        High  Low        High  Low          High  Low
           --------------     -------------     -------------     -------------
   2000     6.125   4.438     6.000   4.375     4.130   3.380     3.750   3.060
   1999    13.563   9.375     9.875   8.625     9.000   8.000     8.125   5.250


     As of December 31, 2000, there were 494 record shareholders of Keller Common Stock.

                           Quarterly Dividends Per Share
            1st Qtr      2nd Qtr.     3rd Qtr.     4th Qtr.     Total
            --------     -------      --------     --------     -----
   2000      .035         .035         .035         .035         .14
   1999      .035         .035         .035         .035         .14

INDEPENDENT AUDITORS' REPORT


Board of Directors
The Keller Manufacturing Company, Inc. and Subsidiary
Corydon, Indiana

We have audited the accompanying consolidated balance sheets of The Keller Manufacturing Company, Inc. and subsidiary (the Company) as of December 31, 2000 and 1999, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the The Keller Manufacturing Company, Inc. and subsidiary as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.


/s/ Deloitte & Touche LLP


February 21, 2001
Louisville, Kentucky

THE KELLER MANUFACTURING COMPANY, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2000 AND 1999
-----------------------------------------------------------------------------------------


ASSETS                                                            2000               1999
------                                                            ----               ----

CURRENT ASSETS:
  Cash and cash equivalents                                $   406,186        $ 2,840,242
  Accounts receivable, less allowance for doubtful
    accounts of $221,000 (2000) and $257,000 (1999)          8,396,438          6,659,480
  Inventories                                               19,575,157         17,693,432
  Current deferred tax asset                                   621,146            101,932
  Income taxes receivable                                                         430,445
  Other current assets                                         163,600             81,888
                                                           -----------        -----------

           Total                                            29,162,527         27,807,419
                                                           -----------        -----------

PROPERTY, PLANT AND EQUIPMENT - net                         10,898,743         10,045,302

PREPAID PENSION COSTS                                        1,851,928          1,835,335
                                                           -----------        -----------

TOTAL                                                      $41,913,198        $39,688,056
                                                           ===========        ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable                                         $ 1,575,979        $ 1,670,349
  Commissions, salaries and withholdings                       926,208          1,184,562
  Accrued vacation                                             486,881            383,824
  Income taxes payable                                         259,051
  Allowance for sales returns                                  956,903
  Other current liabilities                                    963,421          1,037,096
                                                           -----------        -----------

           Total                                             5,168,443          4,275,831

LONG-TERM LIABILITIES -
  Deferred tax liability                                     1,337,312          1,196,217
                                                           -----------        -----------

           Total                                             6,505,755          5,472,048
                                                           -----------        -----------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
  Common stock - no par value, authorized,
    40,000,000 shares                                        1,728,513          1,712,638
  Retained earnings                                         33,678,930         32,503,370

           Total                                            35,407,443         34,216,008
                                                           -----------        -----------

TOTAL                                                      $41,913,198        $39,688,056
                                                           ===========        ===========

See notes to consolidated financial statements.

THE KELLER MANUFACTURING COMPANY, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
-----------------------------------------------------------------------------------------------


                                                        2000              1999             1998
                                                        ----              ----             ----

NET SALES                                        $55,391,644       $55,751,215      $60,144,243

COST OF SALES                                     43,406,132        41,670,927       43,459,950
                                                 -----------       -----------      -----------
GROSS PROFIT                                      11,985,512        14,080,288       16,684,293

SELLING, GENERAL AND ADMINISTRATIVE                8,724,051         8,282,022        7,965,041
                                                 -----------       -----------      -----------
OPERATING INCOME                                   3,261,461         5,798,266        8,719,252

OTHER INCOME (EXPENSE):
 Interest income                                      92,593           153,692          206,118
 Interest expense                                    (52,956)             (571)          (9,059)
 Other                                               103,037           206,876          254,444
                                                 -----------       -----------      -----------

    Other income, net                                142,674           359,997          451,503
                                                 -----------       -----------      -----------

INCOME BEFORE INCOME TAXES                         3,404,135         6,158,263        9,170,755

INCOME TAXES                                       1,382,046         2,377,494        3,514,750
                                                 -----------       -----------      -----------

NET INCOME                                       $ 2,022,089       $ 3,780,769      $ 5,656,005
                                                 ===========       ===========      ===========

NET INCOME  PER SHARE OF COMMON  STOCK,
  basic and  dilutive - based on  weighted
  average number of shares outstanding of
  5,611,354 (2000), 5,753,211 (1999), and
  5,853,954 (1998)                               $      0.36       $      0.66      $      0.97
                                                 ===========       ===========      ===========

See notes to consolidated financial statements.


THE KELLER MANUFACTURING COMPANY, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
-----------------------------------------------------------------------------------------------------------------------

                                                                Common Stock
                                                          ---------------------------        Retained
                                                           Shares            Amount          Earnings          Total
                                                           ------            ------          --------          -----

BALANCE, JANUARY 1, 1998                                  5,841,935       $ 1,126,849      $27,315,202      $28,442,051

  Net income                                                                                 5,656,005        5,656,005
  Cash dividends declared ($.18 per share)                                                  (1,053,555)      (1,053,555)
  Stock issued as awards                                      3,111            38,369                            38,369
  Stock issued under employee
    incentive plan                                           22,219           273,960                           273,960
  Redemptions of common stock                               (15,498)           (1,902)        (222,539)        (224,441)
                                                          ---------       -----------      -----------      -----------
BALANCE, DECEMBER 31, 1998                                5,851,767         1,437,276       31,695,113       33,132,389

  Net income                                                                                 3,780,769        3,780,769
  Cash dividends declared ($.14 per share)                                                    (802,045)        (802,045)
  Stock issued as awards                                      2,600            26,000                            26,000
  Stock issued under employee
    incentive plan                                           28,166           281,660                           281,660
  Redemptions of common stock                              (263,170)          (32,298)      (2,170,467)      (2,202,765)
                                                          ---------       -----------      -----------      -----------

BALANCE, DECEMBER 31, 1999                                5,619,363         1,712,638       32,503,370       34,216,008

  Net income                                                                                 2,022,089        2,022,089
  Cash dividends declared ($.14 per share)                                                    (787,030)        (787,030)
  Stock issued under employee
    incentive plan                                            2,863            17,357                            17,357
  Redemptions of common stock                               (12,069)           (1,482)         (59,499)         (60,981)
                                                          ---------       -----------      -----------      -----------
BALANCE, DECEMBER 31, 2000                                5,610,157       $ 1,728,513      $33,678,930      $35,407,443
                  === ====                                =========       ===========      ===========      ===========

See notes to consolidated financial statements.

THE KELLER MANUFACTURING COMPANY, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
-------------------------------------------------------------------------------------------------------------------------

                                                                         2000            1999           1998
                                                                         ----            ----           ----

OPERATING ACTIVITIES:
  Net income                                                      $ 2,022,089     $ 3,780,769    $ 5,656,005
  Adjustments to reconcile net income to net
   cash provided by operating activities:
    Gain on sale of property, plant, and equipment                       (600)
    Depreciation                                                    1,589,293       1,655,277      1,539,708
    Deferred income taxes                                            (378,119)        268,764         28,550
    Common stock awards                                                17,357         307,660        312,329
    Changes in assets and liabilities:
      Accounts receivable                                          (1,736,958)       (374,963)      (469,193)
      Inventories                                                  (1,881,725)     (1,626,942)      (887,879)
      Income taxes receivable/payable                                 689,496        (151,583)      (185,278)
      Other current assets                                            (81,712)        455,036       (495,160)
      Prepaid pension costs                                           (16,593)        (74,576)      (176,290)
      Accounts payable                                                (94,370)       (154,994)      (384,755)
      Commissions, salaries and withholdings
        and accrued vacation                                         (155,297)       (449,532)      (195,052)
      Allowance for sales returns                                     956,903             ---            ---
      Other current liabilities                                       (73,675)       (373,245)      (251,465)
                                                                  -----------     -----------    -----------

           Net cash provided by operating activities                  856,089       3,261,671      4,491,520
                                                                  -----------     -----------    -----------

INVESTING ACTIVITIES:
  Purchases of property, plant and equipment                       (2,442,734)     (1,902,405)    (2,630,027)
  Proceeds from sale of property, plant, and equipment                    600             ---            ---
  Sale (purchase) of investment security available-for-sale               ---         500,000       (500,000)
                                                                  -----------     -----------    -----------
          Net cash used in investing activities                    (2,442,134)     (1,402,405)    (3,130,027)
                                                                  -----------     -----------    -----------

FINANCING ACTIVITIES:
  Redemptions of common stock                                         (60,981)     (2,202,765)      (224,441)
  Dividends paid                                                     (787,030)       (802,045)    (1,053,555)
                                                                  -----------     -----------    -----------

           Net cash used in financing activities                     (848,011)     (3,004,810)    (1,277,996)
                                                                  -----------     -----------    -----------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS               (2,434,056)     (1,145,544)        83,497

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                        2,840,242       3,985,786      3,902,289
                                                                  -----------     -----------    -----------

CASH AND CASH EQUIVALENTS, END OF YEAR                            $   406,186     $ 2,840,242    $ 3,985,786
                                                                  ===========     ===========    ===========

CASH PAID DURING THE YEAR FOR:
  Interest                                                        $    52,000     $              $     9,000
                                                                  ===========     ===========    ===========
  Income taxes                                                    $ 1,131,000     $ 2,241,000    $ 3,602,000
                                                                  ===========     ===========    ===========

See notes to consolidated financial statements.

THE KELLER MANUFACTURING COMPANY, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
--------------------------------------------------------------------------------

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

     Significant Customers - The Company had one significant customer, which accounted for $8,591,664 (16%), $8,850,701 (16%), and $7,727,102 (13%) of
     net sales and percentage of total net sales in 2000, 1999 and 1998, respectively. At December 31, 2000, 1999 and 1998, accounts receivable from the significant customer totaled approximately $1,355,000, $1,070,000 and $830,000, respectively.

     Cash and Cash Equivalents - Cash and cash equivalents is defined as cash in banks and investment instruments having maturities of three months or less from their acquisition date.

     Inventories - Inventories are stated at the lower of cost (first-in, first-out method) or market.

     Property, Plant, and Equipment - Property, plant, and equipment are recorded at cost. Depreciation is provided by the straight-line method over the estimated useful lives of the depreciable assets. Estimated lives are 10-45 years for buildings and leasehold improvements, 3 -20 years for land improvements and 3-15 years for machinery and equipment.

     Revenue  Recognition  - Sales are recorded  when goods are delivered to the
     customer.   The  Company  provides  for  estimated   customer  returns  and
     allowances by reducing sales in the period of the sale.

     Shipping Costs - Shipping costs are recorded in cost of sales.

     Research, Development, and Engineering - Research, development, and engineering expenditures for the creation and application of new and improved products and manufacturing processes were approximately $370,000 in 2000, $670,000 in 1999 and $150,000 in 1998. Research, development and engineering costs are charged to operations as incurred.

     Investment - The investment security was an industrial revenue bond and was classified as available-for-sale. The investment was reported at cost, which approximates its fair value. The bond was sold in 1999.

     Income Taxes - The Company follows Statement of Financial Accounting Standards (SFAS) No. 109 "Accounting for Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the consolidated financial statements or income tax return.

     Fair Value of Financial Instruments - The fair values of the Company's current assets and current liabilities approximate their reported carrying values, due to their short-term maturities.

     Recent Accounting Pronouncements - SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," establishes accounting and reporting standards for hedging activities and for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives). Under SFAS 133, certain contracts that were not formerly considered derivatives may now meet the definition of a derivative. The Company has adopted SFAS 133 effective January 1, 2001.
     Management has concluded that the adoption of SFAS 133 will not have a material effect on the Company's financial position, results of operations or cash flows. The Security and Exchange Commission Staff Accounting
     Bulletin No. 101, "Revenue Recognition" establishes accounting and reporting standards for the recognition of revenues. The Company adopted this new bulletin in 2000. The Company determined that with the adoption of the new bulletin, there was no material impact on its financial position or results of operations.

     Disclosure of Certain Significant Risks and Uncertainties - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. The Company's periodic filings with the Securities and Exchange Commission include, where applicable, disclosures of estimates, assumptions, uncertainties and concentrations in products, sources of supply and markets that could affect the consolidated financial statements and future operations of the Company.

     Reclassifications - Certain reclassifications have been made to 1998 and 1999 amounts to conform to the 2000 classifications.

2.   INVENTORIES
                                                2000               1999
                                                ----               ----

     Raw Materials                          $  6,869,777       $  6,211,692
     Work in process                           8,901,915          8,971,693
     Finished goods                            3,803,465          2,510,047
                                            ------------       ------------

     Total                                  $ 19,575,157       $ 17,693,432
                                            ============       ============

3.   PROPERTY, PLANT AND EQUIPMENT
                                                2000               1999
                                                ----               ----

     Land                                   $    337,535       $    337,535
     Land improvements                           792,663            627,808
     Buildings and leasehole improvements      7,923,514          7,322,681
     Machinery and equipment                  14,708,617         13,144,207
     Construction in progress                     29,998             26,130

     Total                                    23,792,327         21,458,361
     Less accumulated depreciation           (12,893,584)       (11,413,059)
                                            ------------       ------------

     Net                                    $ 10,898,743       $ 10,045,302
                                            ============       ============

4.   LINES OF CREDIT

     At December 31, 2000, the Company had unsecured line of credit agreements that provide for borrowings up to an aggregate of $5,000,000, with variable interest rates based on prime rate of 8% at December 31, 2000 or 1.5% in excess of the LIBOR rate of 6.6 % at December 31, 2000. There were no borrowings on the line of credit agreements at December 31, 2000 and 1999.

5.   INCOME TAXES

     Income tax expense (benefit) consists of:

                                                 2000              1999             1998
                                                 ----              ----             ----

     Currently payable:
       Federal                              $ 1,569,882        $ 2,016,918     $ 2,963,270
       State                                    190,283             91,812         522,930
                                            -----------       ------------     -----------
           Total currently payable            1,760,165          2,108,730       3,486,200
                                            -----------       ------------     -----------

     Deferred:
       Federal                                 (471,910)           249,950          24,268
       State                                     93,791             18,814           4,282
                                            -----------       ------------     -----------
          Total deferred                       (378,119)           268,764          28,550
                                            -----------       ------------     -----------

     Total                                  $ 1,382,046       $  2,377,494     $ 3,514,750
                                            ===========       ============     ===========

     The state income tax expense for 1999 includes refunds of prior years state taxes paid. The tax effect of temporary differences that give rise to significant portions of the net deferred tax liability at December 31 are as follows:

                                                             2000               1999
                                                             ----               ----

     Deferred tax current assets:
       Allowance for sales returns                      $    371,987
       Accrued vacation                                      150,397
       Allowance for doubtful accounts                        85,961       $   101,932
       Other                                                  12,801
                                                        ------------       -----------

     Total deferred tax current assets                  $    621,146       $   101,932
                                                        ============       ===========

     Deferred tax noncurrent assets -
       Other                                            $     31,889
                                                        ------------

     Deferred tax long-term liabilities:
       Pension costs                                    $    719,920       $   734,134
       Depreciation                                          457,018           304,869
       Other                                                 192,263           157,214
                                                        ------------       -----------

     Total deferred tax long-term liabilities              1,369,201         1,196,217
                                                        ------------       -----------
     Net deferred tax noncurrent liabilities            $  1,337,312       $ 1,196,217
                                                        ============       ===========

     The difference between taxes computed at the federal statutory tax rate and the Company's effective tax rate are as follows:

                                                           2000     1999     1998
                                                           ----     ----     ----

     Statutory federal income tax rate                     34.0%    34.0%    34.0%
     State taxes, net of federal income tax benefit         5.6      5.0      5.0
     Other                                                  1.0     (0.4)    (0.7)
                                                            ---     ----     ----

     Effective income tax rate                             40.6%    38.6%    38.3%
                                                           ====     ====     ====

6.   PENSION PLANS

     The Company has a defined benefit plan that provides retirement benefits for substantially all employees. Annual contributions to the plan are sufficient to satisfy legal funding requirements. The changes in benefit obligations and plan assets, as well as the funded status of the plan at December 31, 2000 and 1999 were as follows:

                                                                      2000               1999
                                                                      ----               ----

     Change in benefit obligation:
       Benefit obligation at beginning of year                   $ 11,076,425       $ 12,036,137
       Service cost                                                   395,226            442,270
       Interest cost                                                  809,897            812,440
       Benefits paid                                                 (556,891)          (682,455)
       Actuarial gain                                                (265,282)        (1,531,967)
                                                                 ------------       ------------
          Benefit obligation at end of year                      $ 11,459,375       $ 11,076,425
                                                                 ============       ============



                                     - 17 -

     Change in plan assets:
       Fair value of plan assets at the beginning of year         $10,988,323       $ 11,771,910
       Actual return on plan assets                                   132,033           (541,924)
       Employer contributions                                         428,774            440,792
       Benefits paid                                                 (556,891)          (682,455)
                                                                 ------------       ------------
          Fair value of plan assets at the end of year           $ 10,992,239       $ 10,988,323
                                                                 ============       ============

     Funded status                                               $   (467,136)      $    (88,102)
     Unrecognized net actuarial loss                                2,370,856          2,044,442
     Unrecognized prior service cost                                  (37,881)           (54,530)
     Unrecognized net asset                                           (13,911)           (66,475)
                                                                 ------------       ------------
          Prepaid pension cost                                   $  1,851,928       $  1,835,335
                                                                 ============       ============

     The following weighted-average assumptions were used to determine the Company's obligations under the plan:

        Weighted-average assumption as of December 31:
        Discount rate                                    7.50%   7.50%
        Expected retun on plan assets                    7.50%   7.50%
        Rate of compensation increase                    3.50%   3.50%

     The components of net pension expense are as follows:

                                                               2000           1999           1998
                                                               ----           ----           ----

    Components of net periodic benefit cost:
      Service cost - benefits earned during the year      $ 395,226      $ 442,270      $ 395,693
      Interest cost on projected benefit obligation         809,897        794,068        729,347
      Expected return on plan assets                       (799,399)      (882,312)      (845,054)
      Net amortization and deferral                           6,457         12,190        (67,233)
      Net pension expense                                 $ 412,181      $ 366,216      $ 212,753

     The Company has implemented a defined contribution savings plan under the provisions of Section 401(k) of the Internal Revenue Code that provides retirement benefits to substantially all employees. The Company's contribution, which is based upon the salary redirection contributions of the eligible employees, totaled approximately $30,000, $38,000 and $35,000 in 2000, 1999 and 1998, respectively.

7.   LEASE COMMITMENTS

     The Company has operating lease agreements for marketing showroom and trucking equipment. The equipment lease requires additional rentals based upon miles driven at varying fixed rates per mile and requires the Company to pay for maintenance, tires, taxes, licenses and permits.

     Minimum annual rental payments are as follows:

                  Year Ended
                  December 31
                  -----------
                   2001                            $   834,472
                   2002                                809,689
                   2003                                760,887
                   2004                                635,681
                   2005                                386,786
                   2006 and thereafter                  85,805
                                                   -----------

                   Total                           $ 3,513,320
                                                   ===========


     Total rental expense was approximately $843,000 (including $127,000 of contingent rentals) for 2000, $851,000 (including $136,000 of contingent rentals) for 1999 and $950,000 (including $98,000 of contingent rentals) for 1998.

8.   EMPLOYEE INCENTIVE AND AWARD PROGRAMS

     The Company has incentive programs for executives and key middle management personnel. The programs provide for payment of profit sharing in cash and common stock in amounts not to exceed 12% of the annual pre-tax profits of the Company before interest expense and incentive expense. The profit sharing accrued for 2000, 1999 and 1998 was approximately $457,000, $815,000 and $1,216,000, respectively, which represents the fair value of 35,063 (2000), 31,139 (1999) and 28,166 (1998) shares of common stock and the cash incentive.

     Additionally, the Company has award programs which involve the distribution of common stock to employees based on outstanding service. No such awards were given in 2000. The cost of these awards for 1999 and 1998 was approximately $26,000 and $38,000, respectively, which represents the fair value of 2,600 (1999) and 3,111 (1998) shares of common stock issued.

9.   EMPLOYEE HEALTH PLAN

     The Company has a medical indemnity plan providing comprehensive major medical benefits for eligible employees and members of their immediate families (participants) and is subject to the provisions of the Employee Retirement Income Security Act of 1974. The Company's contribution, which is based upon the contributions of currently employed participants and any additional amounts required to pay benefits for participants, totaled approximately $1,322,000, $756,000 and $818,000 in 2000, 1999 and 1998,
     respectively.

10.  STOCK OPTION PLAN

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

     The following is a summary of the option transactions under the plan:

                                                                             Weighted average
                                                                               option price
                      2000                                     Shares           per share
                      ----                                     ------           ---------

         Shares under option at beginning of year              33,850          $ 8.00
           Granted                                             32,800            3.50
           Forfeited                                           (2,700)           7.50
                                                               ------
         Shares under option at end of year                    63,950            5.72
                                                               ======

                                                                             Weighted average
                                                                               option price
                      1999                                     Shares           per share
                      ----                                     ------           ---------

         Shares under option at beginning of year                   0
         Granted                                               34,700          $ 8.00
         Forfeited                                               (850)           8.00
                                                               ------
         Shares under option at end of year                    33,850            8.00
                                                               ======

     A total of 58,450 and 28,350 shares at an average option price per share of $5.93 and $8.00 were exercisable and 136,050 and 166,150 shares were available for future grants at December 31, 2000 and 1999, respectively.

     The following table summarizes information about stock options outstanding at December 31, 2000:

                    Options outstanding                               Options Exercisable
      -------------------------------------------------          ----------------------------
                         Number            Remaining                               Number
      Exercise        Outstanding      Contractual Life          Exercise        Exercisable
       Price         at 12/31/2000         (Years)                 Price        at 12/31/2000
       -----         -------------         -------                 -----        -------------

      $ 8.00             31,600              2.70                $ 8.00             31,600
      $ 3.50             32,350              3.71                $ 3.50             26,850

     The weighted average fair value of options granted during 2000 and 1999 was $ 1.95 and $ 3.75, respectively.

     The fair value of each stock option grant in 2000 and 1999 was estimated as of the date of the grant using the Black-Scholes option-pricing model with the following assumptions for 2000 and 1999, respectively: quarterly dividend yield of 1% and .44%; volatility factor of 68% and 43%; risk-free interest rate of 6.0% and 6.6%; and expected life of 4 years for both years.

     In accordance with Accounting Principle Board No. 25, "Accounting for Stock Issued to Employees", the Company has not recognized any compensation cost for the stock option plan. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant date for awards under the plan consistent with the method of SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                         2000            1999
                                                         ----            ----

      Net income                   As reported        $2,022,089      $3,780,769
                                   Pro forma          $1,958,005      $3,653,864

      Earnings per share           As reported        $     0.36     $      0.66
                                   Pro forma          $     0.35     $      0.64

     The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts.

11.  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)



                                                                   Three months ended
                                          ----------------------------------------------------------------------
For the year ended December 31, 2000      Mar. 31, 2000 June 30, 2000 Sept. 30, 2000 Dec. 31, 2000     Total
                                          ------------- ------------- -------------- -------------     -----
Net sales                                   $14,682,577   $14,941,529   $13,147,371   $12,620,167   $55,391,644
Gross profit                                  3,453,310     3,699,866     3,299,261     1,533,075    11,985,512
Net income (loss)                               821,536       884,801       616,411      (300,659)    2,022,089
Net income (loss) per common share
 basic and dilutive                                0.15          0.16          0.11         (0.06)         0.36
Dividends per common share                        0.035         0.035         0.035         0.035          0.14

                                                                   Three months ended
                                          ----------------------------------------------------------------------
For the year ended December 31, 1999      Mar. 31, 1999 June 30, 1999 Sept. 30, 1999 Dec. 31, 1999     Total
                                          ------------- ------------- -------------- -------------     -----
Net sales                                   $13,994,542   $15,683,326   $13,138,745   $12,934,602   $55,751,215
Gross profit                                  3,774,328     4,488,222     3,417,094     2,400,644    14,080,288
Net income                                    1,045,285     1,293,727       865,870       575,887     3,780,769
Net income per common share
 basic and dilutive                                0.18          0.22          0.15          0.11          0.66
Dividends per common share                        0.035         0.035         0.035         0.035          0.14

                     THE KELLER MANUFACTURING COMPANY, INC.


BOARD OF DIRECTORS
   AND OFFICERS              EXECUTIVE OFFICERS            BOARD OF DIRECTORS
------------------           ------------------            ------------------

Robert W. Byrd                John Heishman              John C. Schenkenfelder
Chairman of the Board         Vice President of          First Vice President of
                                Manufacturing              Investments
Steven W. Robertson                                      Paine-Webber
President and Chief           Dan Conway
  Executive Officer           Vice President of          Bradford T. Ray
                                Personnel                Vice Chairman and Chief
Marvin C. Miller                                           Executive Officer
Chief Operating Officer       Chris Brown                Steel Technologies
                              Vice President of
Danny L. Utz                    Engineering              Ronald W. Humin
Vice President of Finance,                               President
  Secretary and Treasurer     Keith R. Meriwether        Flexible Materials
                              Vice President of
Scott A. Armstrong              Sales and Marketing      Philip L. Jacobs
Sr. Vice President of                                    President
  Sales and Marketing                                    Evans Furniture


                                    FORM 10-K
         A copy of the Company's Form 10-K Annual Report, filed with the Securities and Exchange Commission, is available upon request.

CORPORATE DATA
--------------


CORPORATE HEADQUARTERS
  Keller Mfg. Co., Inc.
  701 N. Water St.
  Corydon, IN 47112

PRODUCTION FACILITIES
  701 North Water St., Corydon, IN 47112
  1010 Keller Dr., New Salisbury, IN 46161
  601 Germanna Hwy., Culpeper, VA 22701

GENERAL COUNSEL
  Ice Miller Legal & Business Advisors
  Indianapolis, IN

TRANSFER AGENT
  Fifth Third Bank
  Corporate Trust Services
  38 Fountain Sq. Plaza
  Cincinnati, OH 45263
  (800) 837-2755

AUDITORS
  Deloitte & Touche LLP
  Louisville,  KY