Form 10-K, Exhibit 13
period 2001-12-31
KELLER MANUFACTURING CO
filed 2002-04-01
CIK 1085209

Exhibit 13.01


                                 KellerFurniture
                     The Keller Manufacturing Company, Inc.





















                                  Annual Report
                                      2001

--------------------------------------------------------------------------------

                               TO OUR SHAREHOLDERS


On behalf of our employees, managers, officers and directors, I report to you on fiscal year 2001.

The year 2001 was a very challenging one for Keller and the furniture industry in general. This year we lost $0.40 a share vs. earning $0.36 a share in 2000. Our net loss was $2.3 million vs. a net profit of $2.0 million in 2000. Our net sales for the year ended December 31, 2001 decreased 22% to $43.4 million, down from $55.4 million during the year ended December 31, 2000.

We have historically conducted a physical inventory in the fourth quarter of each year. During the fourth quarter of 2001, we recorded a $2.8 million after-tax charge for the write down of inventory in accordance with the physical inventory. During the fourth quarter of 2000 we recorded a similar $0.6 million after-tax charge. The increased write-down in 2001 is attributed to not properly accounting for excess labor and overhead included in inventory as a result of our decision to retain employees despite falling demand and decreasing production in 2001 caused by the recession. To avoid this adjustment in the future, we plan to take a physical inventory count on a quarterly basis and adjust inventory, if necessary. During the fourth quarter of 2001 we also adjusted accrued expenses for sales returns, health claims and vacation time, totaling $0.8 million in after tax charges.

The reduction of net sales throughout 2001 created difficulty in the timely reduction of costs and expenditures. However, the plans of action that we set forth in 2001 yielded good results. The amount of parts that were discarded because of defects was reduced by 22%. The amount of usable lumber (yield) improved from 48% to 50%. Our budgeted indirect labor was reduced by 17%. On average we delivered furniture to our customers in 28 days or less compared to 56 days on average in 2000. We increased throughput in our Indiana plants and will be implementing lean manufacturing into our Virginia facility in 2002. These improvements were offset by the negative effect of declining net sales. Our manufacturing facilities are now operating at the appropriate level for incoming orders. Our goal is to continue our efforts to implement the lean manufacturing concept throughout 2002.

We ended 2001 with a strong balance sheet, no short or long term debt, and increased cash flow. We bought back 220,000 shares of our common stock over the course of 2001. As future opportunities arise, we will continue to purchase shares according to the three-year, 500,000-share buyback plan authorized by your Board of Directors.

Generating sales is our top priority for 2002. Our strategy is focused on exploiting our three major advantages: 1) Solid wood value; 2) Made in America; and 3) Quality construction. Our order generation plan has many aspects including increased product selection, introducing two new lines of furniture in 2002, increasing our dealer base and the business of our current retailers by implementing in-store solid wood specialty areas, and providing extensive product sales training. We have restructured the sales and marketing management responsibilities along with our field salespeople to place the emphasis on this sales directive for 2002.

The Keller team looks forward to the challenges before us in 2002. We believe 2002 will be a year in which the benefits of our investment in our employees and facilities will take hold.

Visit us at our website www.kellerfurniture.com. for other news and information.

                                   Sincerely,

                                   /s/ Steven W. Robertson

                                   Steven W. Robertson
                                   President/CEO

Selected Financial Data

The following table sets forth selected financial data as of and for the years ended December 31, 2001, 2000, 1999, 1998, and 1997 and are derived from the audited, consolidated financial statements of the Company. These selected financial data are not covered by the auditors' report and are qualified in their entirety by reference to, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Consolidated Financial Statements of the Company and the related notes thereto included herein.

                                                                             YEAR ENDED
Statements of Income Data:                --------------------------------------------------------------------------------
                                                                            December 31,
                                             2001              2000            1999              1998             1997
                                              ----              ----            ----              ----             ----
Net Sales                                 $ 43,363,064     $ 55,391,644     $ 55,751,215     $ 60,144,243     $ 58,736,617
Cost of Goods Sold                          38,649,281       43,406,132       41,670,927       43,459,950       40,095,515
                                          ------------     ------------     ------------     ------------     ------------
Gross Profit                                 4,713,783       11,985,512       14,080,288       16,684,293       17,781,102
Selling, General and Administrative          8,316,758        8,724,051        8,282,022        7,965,041        8,834,796
Other Income, Net                               75,846          142,674          359,997          451,503                0
                                          ------------     ------------     ------------     ------------     ------------
Income (Loss) Before Income Taxes           (3,527,129)       3,404,135        6,158,263        9,170,755        8,946,306
Income Taxes (Benefit)                      (1,276,718)       1,382,046        2,377,494        3,514,750        3,488,011
Net Income (Loss)                         $ (2,250,411)    $  2,022,089     $  3,780,769     $  5,656,005      $ 5,498,295
                                          ============     ============     ============     ============     ============

Net Income (Loss) Per Share
  Of Common Stock -
  (Basic and Dilutive)                    $      (0.40)    $       0.36     $       0.66     $       0.97     $       0.94
Weighted Average Number of
  Shares Outstanding                         5,565,780        5,611,354        5,753,211        5,853,954        5,847,325
Cash Dividends Declared Per
  Common Share                            $       0.14     $       0.14     $       0.14     $       0.18     $       0.16


Balance Sheet Data:                                                         December 31,
                                              2001              2000            1999              1998             1997
                                              ----              ----            ----              ----             ----
Working Capital 1                         $ 21,235,613     $ 23,994,084     $ 23,531,588     $ 22,158,510     $ 19,168,410
Property, Plant and Equipment             $ 10,050,750     $ 10,898,743     $ 10,045,302     $  9,798,174     $  8,707,855
Investment Security Available  For Sale                                                      $    500,000
Other Assets                              $  1,775,509     $  1,851,928     $  1,835,335     $  1,760,759     $  1,584,469
Total Assets                              $ 35,983,056     $ 41,913,198     $ 39,688,056     $ 39,471,045     $ 35,545,608
Long Term Debt                            $        ---     $        ---     $        ---     $        ---     $        ---

1    Reflects the excess of current assets over current liabilities as set forth in the Consolidated Financial Statements

RECLASSIFICATIONS - Certain Reclassifications have been made to 1998 and 1999 amounts to conform to the 2001 Classifications.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Certain Items of this Annual Report or Form 10-K (the "Report") contain certain statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements appear in a number of places in this Report and may include statements regarding the intent, belief or current expectations of the Company or its officers with respect to (i) the Company's strategic plans, (ii) the policies of the Company regarding capital expenditures, financing and other matters, and (iii) industry trends affecting the Company's financial condition or results of operations. Readers of this Report are cautioned that reliance on any forward-looking statement involves risks and uncertainties. Although The Keller Manufacturing Company, Inc. (the "Company") believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate given the inherent uncertainties as to the occurrence or nonoccurrence of future events. There can be no assurance that the forward looking statements contained in this Report will prove to be accurate. The inclusion of a forward-looking statement herein should not be regarded as a representation by the Company that the Company's objectives will be achieved. .

Critical Accounting Policies and Estimates

The preparation of our consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts. The estimates and assumptions are evaluated on an on-going basis and are based on historical experience and on various other factors that are believed to be reasonable. Estimates and assumptions include, but are not limited to, allowance for accounts receivables, sales returns, health insurance claims not yet paid and accrued vacation. During the fourth quarter of 2001, the Company adjusted accruals for sales returns, health insurance claims not yet paid and accrued vacation, totaling approximately $.8 million in after tax charges.

As discussed in Note 1 to the Consolidated Financial Statements, inventories are stated at the lower of cost (first-in, first-out method) or market. The
Company's current inventory accounting procedures include the recording of additions to inventory at actual cost and reductions to inventory (i.e. sales) at standard cost.

Management has also implemented the following procedures:

1)   Record additions to inventory at standard cost.

2)   Analyze inventory variance accounts on a monthly basis.

3)   Perform quarterly physical inventory counts.

4) Evaluate the reasonableness of standard costs on a quarterly basis, utilizing the actual expenses incurred in the quarter.

5) Reconcile inventory per the G/L to the perpetual inventory on a monthly basis.

Results of Operations

The following table sets forth, for the periods indicated, consolidated statements of operations as a percentage of net sales.

                                               YEAR ENDED DECEMBER 31,
                                        -----------------------------------
                                        2001      2000      1999      1998
                                        ----      ----      ----      ----
Net Sales                              100.0%    100.0%    100.0%    100.0%
Cost of Sales                           89.1%     78.4%     74.7%     72.3%
Gross Profit                            10.9%     21.6%     25.3%     27.7%
Selling, General and Administrative     19.0%     15.5%     14.8%     13.2%
Operating Income (Loss)                 (8.1%)     6.1%     10.5%     14.5%
Income Before Taxes  (Benefit)          (8.1%)     6.1%     11.1%     15.2%
Income Taxes (Benefit)                  (2.9%)     2.5%      4.3%      5.8%
Net Income  (Loss)                      (5.2%)     3.6%      6.8%      9.4%

RECLASSIFICATIONS - Certain Reclassifications have been made to 1998 and 1999 amounts to conform to the 2001 Classifications.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

Net Sales. The Company had an approximate 21.7% decrease in net sales in 2001 compared to 2000. This was mostly due to a decrease in orders due to reduced dealer response in a weakening economy.

Orders received in 2001 were down  approximately 9.0% from 2000, due to the weak
economy  of  the  last  fourteen   months.   This  compares  to  a  decrease  of
approximately 15.0% for the industry.

Cost of Sales. Cost of sales as a percent of net sales increased to 89.1% in 2001 compared to 78.4% in 2000. Actual cost of sales decreased from approximately $43.4 million in 2000 to approximately $38.6 million in 2001. In the previous two years, employee turnover resulted in inefficiencies in the manufacturing process, creating higher cost of sales. However, in 2001, the decline in net sales resulted in higher cost of sales as a percent of sales. Employee benefit costs have also continued to increase, largely due to increased health care costs. The Company had health care costs of approximately $1.6 million in 2001, compared to approximately $1.4 million in 2000. During 2001, the Company offset rising health care costs by raising employee premiums. Material cost and direct labor cost remained approximately the same as that of 2000.

Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased in 2001 by approximately $0.4 million from $8.7 million in 2000 to $8.3 million in 2001. The decrease was largely due to a reduction in salesmen commissions which resulted from the decline in sales. As a percent of net sales, selling, general and administrative expenses increased from 15.5% in 2000 to 19.0% in 2001. Selling, general and administrative expenses increased as a percentage of net sales primarily due to the decline in net sales.

Net Income. As a result of the above factors, the net loss for 2001 was approximately $2.3 million as compared to net income of approximately $2.0 million in 2000.

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

Selling, General and Administrative Expenses. Selling, general and administrative expenses increased in 2000 by approximately $.4 million. As a percent of net sales, selling, general and administrative expenses increased from 14.8% in 1999 to 15.5% in 2000. Most of the increase was due to higher cost of bad debts and professional fees. The largest bad debt was Heilig Meyer/Homemaker at approximately $235,000. The professional fee increase is mostly due to programming cost of the new Information System by Co-Venture.

Net Income. As a result of the above factors, the net income for 2000 was approximately $2.0 million. This is approximately $1.8 million less than 1999 income of approximately $3.8 million.

Liquidity and Capital Resources

The Company's principal source of cash is income from operations. The Company has no material outstanding debt and is not expecting to incur any significant debt in the near future. The cash account has increased over $2.4 million in 2001 compared to 2000, while accounts receivable decreased approximately $2.9 million and inventories by approximately $5.7 million.

The Company's liquidity ratio (cash and cash equivalents plus accounts receivable divided by current liabilities) increased to 2.8 in 2001. This compares to 1.7 in 2000 and 2.22 in 1999. The increase in liquidity ratio was primarily due to a significant decrease of nearly $2.2 million in current liabilities.

Total capital expenditures for the Company were approximately $0.6 million and $2.4 million for 2001 and 2000, respectively. Capital expenditures include purchases of equipment, hardware or software, and expansion of facilities. All capital expenditures for the Company are tracked separately for each of the three locations.

In 2001, Corydon spent approximately $0.2 million for capital expenditures. The largest expenditures were for a planer sander, tenoner and paint booth filters. Culpeper also spent approximately $0.2 million for a concrete paint storage area and storage bins. Most of New Salisbury's capital expenditures were for stock assembly layout changes that also totaled approximately $0.2 million.

In 2000, Corydon spent approximately $1.0 million in capital expenditures with the Planer/Sander being the largest expenditure at an approximately cost of $0.3 million. Corydon also purchased a Newman Rough Planer for approximately $0.2 million. At Culpeper, a molder and profiler grinder cost approximately $0.3 million which was the largest expenditure out of the approximate $0.4 million capital expenditure. The largest capital expenditure for the Company and New Salisbury was a warehouse with an approximate cost of $0.5 million, this was approximately $0.1 million less than budgeted. Another large capital expenditure was the purchase of a Shoda CNC Machine Center for approximately $0.3 million.

The product turnover ratio (net sales divided by inventories) increased from 2.8 in 2000 to 3.1 in 2001. This was due to a 21.7% decrease in net sales and a 29.4% decrease in inventory. There was a reduction in productivity in 2001 due to a slow down in orders as a result of the weak economy.

The Company has had no material short term or long term debt since 1994 compared to 2001's 14.8% industry average of long term debt in relation to net worth in 2000, according to Dun & Bradstreet's Business Scope Report dated January 25, 2002. This has helped the Company maintain its cash flow and liquidity levels. Because of Keller's financial stability, the Company does not currently anticipate the need to issue any new stock other than stock bonus awards or pursuant to the exercise of employee stock options. The Company anticipates funding its growth strategy with cash generated from operations. Construction of a new facility is not currently part of the Company's growth strategy. As mentioned previously, there was an expansion to the New Salisbury warehouse facilities at an approximate cost of $0.5 million in 2000.

The Company has available lines of credit totaling $5.0 million. This includes a $3.0 million line of credit with Union Planters Bank of Corydon, Indiana which expires July 31, 2002. Interest is charged at the prime lending rate. The
Company also has a $2.0 million line of credit available with Bank One of Louisville, Kentucky which expires July 31, 2002. Interest is charged at LIBOR plus 1.5%. These lines are not collateralized. As of December 31, 2001, these lines of credit were unused.

Inflation

The Company believes that it cannot afford to increase prices by a margin much more than the rate of inflation and still remain competitive. The price increase for the years 2000 and 2001 were approximately 2.4% and 2.9%, respectively, with inflation for the same period at 3.4% and 2.8% as reported in the Consumer Price Index. The Company believes that this pricing policy has not had a material adverse effect on its net sales and has contributed to the Company remaining a viable competitor.

To date, the Company believes that the effects of inflation, mostly in health care expenses, have had an effect on its business. The Company recognized approximately $.6 million in increases in health costs during 2000 and another $.7 million during 2001. Property, Casualty and Workman's Compensation Insurance premium increases also continue to hurt the bottom line.

Risk Factors

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

3.  Employee Turnover.

    The Company experienced unusually high employee turnover during 1999 which continued into the third quarter of 2000. This caused inefficiencies in the manufacturing process and contributed to higher cost of sales. With the slowdown in the economy, we have noticed a decrease in employee turnover for 2001. While the Company has also implemented programs to address issues raised by employee turnover, there can, however, be no guarantee that the Company will not experience significant employee turnover in the future which could materially adversely affect the Company's financial condition, results of operations and prospects.

4.  Governmental Regulations and Environmental Considerations.

    The Company's operations must meet extensive federal, state and local regulatory standards in the areas of safety, health and environmental pollution controls. Historically, these standards have not had a material adverse effect on the Company's sales or operations. Under the provisions of the Clean Air Act Amendments of 1990 (the "CAA"), in December 1995, the United States Environmental Protection Agency promulgated hazardous air emission standards for the wood furniture industry. These regulations, known as the National Emission Standards for Hazardous Air Pollutants ("NESHAPs"), require the Company to reduce emissions of certain volatile organic compounds. Procedural and record keeping improvements have been put in place to prevent air quality violations. Other environmental projects completed in 2001 include construction of a finish material storage structure at the Culpeper plant and installation of improved monitoring equipment on the New Salisbury sewage treatment plant. The Company expects these regulations to become even more stringent in the future and cannot predict the costs of effects on its operations which will result from its compliance with these regulations.

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

6.  Potential Stock Price Volatility.

    Currently there is one brokerage firm, Hilliard, Lyons, Inc. in Louisville, Kentucky, making a market in the Company's Common Shares. There can be no guarantee that this firm will continue to make a market in the Company's Common Shares, nor can there be any assurances that an active trading market will develop or be sustained in its absence.

    The market price of the Company's Common Shares has experienced some significant fluctuations in response to variations in operating results from quarter to quarter, changes in earnings estimates by analysts, market conditions in the industry and general economic conditions. Furthermore, the stock market has experienced significant price and volume fluctuations unrelated to the operating performance of particular companies. These market fluctuations may have a material adverse effect on the market price of the Company's Common Shares.

7.  Dividend Policy.

    The Board of Directors has traditionally approved four (4) cash dividends per year to holders of its Common Shares. The amount of these dividends for 2000 and 2001 is reflected in Market Price and Dividends on the Registrants Common Equity and Related Stockholder Matters, below. The Board of Directors, however is not bound in any manner to continue such dividends. Any future determination as to the payment of dividends will be made at the discretion of the Board of Directors and will depend upon the Company's operating results, financial condition, capital requirements, general business conditions and such other factors as the Board of Directors deems relevant.

Market Price and Dividends on the Registrants Common Equity and Related Stockholder Matters

The Company's Common Stock has been traded on the NASDAQ Stock Market over-the-counter bulletin board (OTC:BB) through Hilliard, Lyons, Inc. in Louisville, Kentucky. The following prices have been provided by Hilliard, Lyons, Inc. based upon actual trades (selling price during the applicable period). As of December 31, 2001, there were 481 record shareholders of Keller Common Stock.

               1st Qtr          2nd Qtr.           3rd Qtr.        4th Qtr.
             High    Low       High  Low          High  Low       High  Low
            -------------    -------------      -------------   -------------
   2001     3.750   3.380    3.720   3.250      3.700   3.150   3.150   2.620
   2000     6.125   4.438    6.000   4.375      4.130   3.380   3.750   3.060

                          Quarterly Dividends Per Share

                    1st Qtr     2nd Qtr.    3rd Qtr.    4th Qtr.    Total
                    -------     --------    --------    --------    -----
           2001      .035        .035        .035        .035        .14
           2000      .035        .035        .035        .035        .14

INDEPENDENT AUDITOR'S REPORT


Board of Directors
The Keller Manufacturing Company, Inc. and Subsidiary
Corydon, Indiana

We have audited the accompanying consolidated balance sheets of The Keller Manufacturing Company, Inc. and subsidiary (the Company) as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the The Keller Manufacturing Company, Inc. and subsidiary as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.


/s/ Deloitte & Touche LLP

February 15, 2002
Louisville, Kentucky

THE KELLER MANUFACTURING COMPANY, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
December 31, 2001 and 2000


                                                                  2001              2000
                                                                  ----              ----
ASSETS

CURRENT ASSETS:
  Cash and cash equivalents                                   $ 2,591,312       $   406,186
  Accounts receivable, less allowance for doubtful              5,477,814         8,396,438
    accounts of $287,000 (2001) and $221,000 (2000)
  Inventories                                                  13,826,149        19,575,157
  Current deferred tax asset                                      527,210           621,146
  Income taxes receivable                                       1,576,296               ---
  Other current assets                                            158,016           163,600
                                                              -----------       -----------
      Total                                                    24,156,797        29,162,527

PROPERTY, PLANT AND EQUIPMENT  net                             10,050,750        10,898,743

PREPAID PENSION COSTS                                           1,775,509         1,851,928
                                                              -----------       -----------
TOTAL                                                         $35,983,056       $41,913,198
                                                              ===========       ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
   Accounts payable                                           $   524,919       $ 1,575,979
   Commissions, salaries and withholdings                         513,127           926,208
   Accrued vacation                                               643,699           486,881
   Income taxes payable                                               ---           259,051
   Allowance for sales returns                                    245,000           956,903
   Other current liabilities                                      994,439           963,421
                                                              -----------       -----------
      Total                                                     2,921,184         5,168,443

LONG TERM LIABILITIES
   Deferred tax liability                                       1,267,005         1,337,312
                                                              -----------       -----------
      Total                                                     4,188,189         6,505,755
                                                              -----------       -----------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
   Common stock no par value, authorized,
     40,000,000 shares                                          1,746,646         1,728,513
   Retained earnings                                           30,048,221        33,678,930
                                                              -----------       -----------
      Total                                                    31,794,867        35,407,443
                                                              -----------       -----------
TOTAL                                                         $35,983,056       $41,913,198
                                                              ===========       ===========

See notes to consolidated financial statements.


THE KELLER MANUFACTURING COMPANY, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999


                                                                  2001              2000              1999
                                                                  ----              ----              ----

NET SALES                                                     $43,363,064       $55,391,644       $55,751,215

COST OF SALES                                                  38,649,281        43,406,132        41,670,927
                                                              -----------       -----------       -----------

GROSS PROFIT                                                    4,713,783        11,985,512        14,080,288

SELLING, GENERAL AND ADMINISTRATIVE                             8,316,758         8,724,051         8,282,022
                                                              -----------       -----------       -----------

OPERATING INCOME (LOSS)                                        (3,602,975)        3,261,461         5,798,266

OTHER INCOME (EXPENSE):
   Interest income                                                 33,490            92,593           153,692
   Interest expense                                               (14,371)          (52,956)             (571)
   Other                                                           56,727           103,037           206,876
                                                              -----------       -----------       -----------

      Other income, net                                            75,846           142,674           359,997
                                                              -----------       -----------       -----------

INCOME (LOSS) BEFORE INCOME TAXES                              (3,527,129)        3,404,135         6,158,263

INCOME TAXES (BENEFIT)                                         (1,276,718)        1,382,046         2,377,494
                                                              -----------       -----------       -----------

NET INCOME (LOSS)                                             $(2,250,411)      $ 2,022,089       $ 3,780,769
                                                              -----------       -----------       -----------

NET INCOME (LOSS) PER SHARE OF COMMON STOCK,
  basic and dilutive
  based on weighted average number of shares
  outstanding of 5,565.780 (2001), 5,611,354 (2000),
  and 5,753,211 (1999)                                        $     (0.40)      $      0.36       $      0.66
      ========= =====                                         ===========       ===========       ===========


See notes to consolidated financial statements.

THE KELLER MANUFACTURING COMPANY, INC. AND SUBSIDIARY


CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

                                                                Common Stock
                                                           --------------------------          Retained
                                                            Shares          Amount             Earnings               Total
                                                            ------          ------             --------               -----

BALANCE, JANUARY 1, 1999                                   5,851,767     $  1,437,276        $ 31,695,113         $  33,132,389

  Net Income                                                                                    3,780,769             3,780,769
  Cash dividends declared ($.18 per share)                                                       (802,045)             (802,045)
  Stock issued as awards                                       2,600           26,000                                    26,000
  Stock issued under employee incentive plan                  28,166          281,660                                   281,660
  Redemptions of common stock                               (263,170)         (32,298)         (2,170,467)           (2,202,765)
                                                           ---------     ------------        ------------         -------------

BALANCE, DECEMBER 31, 1999                                 5,619,363        1,712,638          32,503,370            34,216,008

  Net Income                                                                                    2,022,089             2,022,089
  Cash dividends declared ($.14 per share)                                                       (787,030)             (787,030)
  Stock issued under employee incentive plan                   2,863           17,357                                    17,357
  Redemptions of common stock                                (12,069)          (1,482)            (59,499)              (60,981)
                                                           ---------     ------------        ------------         -------------

BALANCE, DECEMBER 31, 2000                                 5,610,157        1,728,513          33,678,930            35,407,443

  Net Loss                                                                                     (2,250,411)           (2,250,411)
  Cash dividends declared ($.14 per share)                                                       (781,052)             (781,052)
  Stock issued as awards                                       1,000            3,380                                     3,380
  Stock issued under employee incentive plan                  22,954           77,585                                    77,585
  Redemptions of common stock                               (220,000)         (62,832)           (599,246)             (662,078)
                                                           ---------     ------------        ------------         -------------


BALANCE, DECEMBER 31, 2001                                 5,414,411     $  1,746,646        $ 30,048,221         $  31,794,867
                                                           =========     ============        ============         =============

See notes to consolidated financial statements.

THE KELLER MANUFACTURING COMPANY, INC. AND SUBSIDIARY


CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

                                                                        2001              2000              1999
                                                                        ----              ----              ----
OPERATING ACTIVITIES:
  Net income (loss)                                                 $ (2,250,411)     $ 2,022,089       $ 3,780,769
  Adjustments to reconcile net income (loss)
    to net cash provided by  operating activities:
      Gain on sale of property, plant, and equipment                     (10,000)            (600)              ---
      Depreciation                                                     1,471,428        1,589,293         1,655,277
      Deferred income taxes                                               23,629         (378,119)          268,764
      Common stock awards                                                 80,965           17,357           307,660
      Changes in assets and liabilities:
        Accounts receivable                                            2,918,624       (1,736,958)         (374,963)
        Inventories                                                    5,749,008       (1,881,725)       (1,626,942)
        Income taxes receivable/payable                               (1,835,347)         689,496          (151,583)
        Other current assets                                               5,584          (81,712)          455,036
        Prepaid pension costs                                             76,419          (16,593)          (74,576)
        Accounts payable                                              (1,051,060)         (94,370)         (154,994)
        Commissions, salaries and withholdings and
          accrued vacation                                              (256,263)        (155,297)         (449,532)
        Allowance for sales returns                                     (711,903)         956,903
        Other current liabilities                                         31,018          (73,675)         (373,245)
                                                                    ------------      -----------       -----------
          Net cash provided by  operating activities                   4,241,691          856,089         3,261,671
                                                                    ------------      -----------       -----------
INVESTING ACTIVITIES:
  Purchases of property, plant and equipment                            (623,435)      (2,442,734)       (1,902,405)
  Proceeds from sale of  property, plant and equipment                    10,000              600
  Sale of investment security available-for-sale                                                            500,000
                                                                    ------------      -----------       -----------
          Net cash used in investing activities                         (613,435)      (2,442,134)       (1,402,405)
                                                                    ------------      -----------       -----------

FINANCING ACTIVITIES:
  Redemptions of common stock                                           (662,078)         (60,981)       (2,202,765)
  Dividends paid                                                        (781,052)        (787,030)         (802,045)
                                                                    ------------      -----------       -----------
          Net cash used in financing activities                       (1,443,130)        (848,011)       (3,004,810)
                                                                    ------------      -----------       -----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                   2,185,126       (2,434,056)       (1,145,544)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                             406,186        2,840,242         3,985,786
                                                                    ------------      -----------       -----------
CASH AND CASH EQUIVALENTS, END OF YEAR                              $  2,591,312      $   406,186       $ 2,840,242
                                                                    ============      ===========       ===========

CASH PAID DURING THE YEAR FOR:
  Interest                                                          $     11,000      $    52,000       $       ---
                                                                    ============      ===========       ===========
  Income Taxes                                                      $    535,000      $ 1,131,000       $ 2,241,000
                                                                    ============      ===========       ===========

See notes to consolidated financial statements.

THE KELLER MANUFACTURING COMPANY, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999


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

     Significant Customers - The Company had one significant customer, which accounted for approximately $6,307,000 (15%), $8,592,000 (16%), and
     $8,851,000 (16%) of net sales and percentage of total net sales in 2001, 2000 and 1999, respectively. At December 31, 2001, 2000 and 1999, accounts receivable from the significant customer totaled approximately $781,000, $1,355,000 and $1,070,000, respectively.

     Cash and Cash Equivalents - Cash and cash equivalents is defined as cash in banks and investment instruments having maturities of three months or less from their acquisition date.

     Inventories - Inventories are stated at the lower of cost (first-in, first-out method) or market.

     Property, Plant, and Equipment - Property, plant, and equipment are recorded at cost.

     Depreciation is provided by the straight-line method over the estimated useful lives of the depreciable assets. Estimated lives are 10-45 years for buildings and leasehold improvements, 3-20 years for land improvements and 3-15 years for machinery and equipment.

     Revenue  Recognition  - Sales are recorded  when goods are delivered to the
     customer.   The  Company  provides  for  estimated   customer  returns  and
     allowances by reducing sales in the period of the sale.

     Shipping Costs - Shipping costs are recorded in cost of sales.

     Research, Development, and Engineering - Research, development, and engineering expenditures for the creation and application of new and improved products and manufacturing processes were approximately $380,000 in 2001, $370,000 in 2000 and $670,000 in 1999. Research, development and engineering costs are charged to operations as incurred.

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

     Recent Accounting Pronouncements - In August 2001, the Financial Accounting Standards Board (FASB) issued Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This Statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The Company will adopt this statement effective January 1, 2002. Management has concluded that the adoption of this statement will not have a material effect on the Company's financial position, results of operations, or cash flows.

     In June 2001, the FASB issued Statement No. 141, "Business Combinations," and Statement No. 142, "Goodwill and Other Intangible Assets." These statements require the use of the purchase method to account for all business combinations and broaden the criteria for recording acquired intangible assets separate from goodwill. The statements also do not allow goodwill or intangible assets with indefinite lives, such as trademarks, to be amortized and require companies to test goodwill for impairment as least annually. The Company will adopt these statements effective January 1, 2002. Management has concluded that the adoption of these statements will not have a material effect on the Company's financial position, results of operations or cash flows.

     SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," establishes accounting and reporting standards for hedging activities and for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives). Under SFAS 133, certain contracts that were not formerly considered derivatives may now meet the definition of a derivative. The Company adopted SFAS 133 effective January 1, 2001. The Company determined that with the adoption of this new standard, there was no material impact on its financial position or results of operations.

     Disclosure of Certain Significant Risks and Uncertainties - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. The Company's periodic filings with the Securities and Exchange Commission include, where applicable, disclosures of estimates, assumptions, uncertainties and concentrations in products, sources of supply and markets that affect the consolidated financial statements and future operations of the Company.

2.   INVENTORIES

                                          2001              2000
                                          ----              ----
          Raw Materials               $ 4,563,468       $ 6,869,777
          Work-in-process               6,126,523         8,901,915
          Finished Goods                3,046,158         3,803,465
                                      -----------       -----------
          Net Inventories             $13,826,149       $19,575,157
                                      ===========       ===========

3.   PROPERTY, PLANT AND EQUIPMENT

                                                     2001               2000
                                                     ----               ----

     Land                                        $    337,535       $    337,535
     Land improvements                                876,528            792,663
     Buildings and leasehold improvements           8,016,808          7,923,514
     Machinery and equipment                       15,084,334         14,708,617
     Construction in progress                          72,282             29,998
                                                 ------------       ------------
     Total                                         24,387,487         23,792,327
     Less accumulated depreciation                (14,336,737)       (12,893,584)
                                                 ------------       ------------
     Net                                         $ 10,050,750       $ 10,898,743
                                                 ============       ============

4.   LINES OF CREDIT

     At December 31, 2001, the Company had unsecured line of credit agreements that provide for borrowings up to an aggregate of $5,000,000, with variable interest rates based on prime rate of 4.75% at December 31, 2001, or 1.5% in excess of the LIBOR rate of 2.44% at December 31, 2001. There were no borrowings on the line of credit agreements at December 31, 2001 and 2000.

5.   INCOME TAXES

     Income tax expense (benefit) consists of:

                                                     2001               2000               1999
                                                     ----               ----               ----
     Currently payable (receivable):
       Federal                                   $ (1,138,788)      $  1,569,882       $ 2,016,918
       State                                         (161,559)           190,283            91,812
                                                 ------------       ------------       -----------
         Total currently payable                   (1,300,347)         1,760,165         2,108,730
                                                 ------------       ------------       -----------

     Deferred:
       Federal                                         30,047           (471,910)          249,950
       State                                           (6,418)            93,791            18,814
                                                 ------------       ------------       -----------
         Total deferred                               (23,629)          (378,119)          268,764
                                                 ------------       ------------       -----------

     Total                                       $ (1,276,718)      $  1,382,046       $ 2,377,494
                                                 ============       ============       ===========

     The state income tax expense for 1999 includes refunds of prior years state taxes paid. The tax effect of temporary differences that give rise to significant portions of the net defgerred tax liability at December 31 are as follows:

                                                     2001               2000
                                                     ----               ----

     Deferred tax current assets:
       Allowance for sales returns               $     93,970       $    371,987
       Accrued vacation                               200,185            150,397
       Allowance for doubtful accounts                110,319             85,961
       Other                                          122,736             12,801
                                                 ------------       ------------
     Total deferred tax current assets           $    527,210       $    621,146
                                                 ------------       ------------

     Deferred tax noncurrent assets -
       Other                                     $     54,929       $     31,889
                                                 ------------       ------------

     Deferred tax long-term liabilities:
       Pension costs                                  680,998            719,920
       Depreciation                                   578,734            457,018
       Other                                           62,202            192,263
                                                 ------------       ------------
     Total deferred tax long-term liabilities       1,321,934          1,369,201
                                                 ------------       ------------
     Net deferred tax noncurrent liabilities     $  1,267,005       $  1,337,312
                                                 ============       ============

     The difference between taxes computed at the federal statutory tax rate and the Company's effective tax rate are as follows:

                                                     2001        2000      1999
                                                     ----        ----      ----
     Statuatory federal income tax rate             34.0%        34.0%     34.0%
     State taxes, net of federal income
       tax benefit                                   2.9          5.6       5.0
     Other                                          (0.7)         1.0      (0.4)
                                                    ----         ----      ----
     Effective income tax rate                      36.2%        40.6%     38.6%
                                                    ====         ====      ====

6.   PENSION PLANS

     The Company has a defined benefit plan that provides retirement benefits for substantially all employees. Annual contributions to the plan are sufficient to satisfy legal funding requirements. The changes in benefit obligations and plan assets, as well as the funded status of the plan at December 31, 2001 and 2000 were as follows:

                                                     2001               2000
                                                     ----               ----
     Change in benefit obligation:
       Benefit obligation at beginning of year   $ 11,459,375       $ 11,076,425
       Service cost                                   385,009            395,226
       Interest cost                                  838,227            809,897
       Benefits paid                                 (974,665)          (556,891)
       Acturial (gain) loss                           289,867           (265,282)
                                                 ------------       ------------
         Benefit obligation at the end of year   $ 11,997,813       $ 11,459,375

     Change in plan assets:
       Fair value of plan assets at the
         beginning of year                       $ 10,992,239       $ 10,988,323
       Actual return on plan assets                   371,688            132,033
       Employer contributions                         420,138            428,774
       Benefits paid                                 (974,655)          (556,891)
                                                 ------------       ------------
         Fair value of plan assets
           at the end of year.                   $ 10,809,410       $ 10,992,239
                                                 ============       ============

     Funded status                               $ (1,188,403)        $ (467,136)
     Unrecognized net acturial loss                 2,985,144          2,370,856
     Unrecognized prior service cost                  (21,232)           (37,881)
     Unrecognized net asset                               ---            (13,911)
                                                 ------------       ------------
       Prepaid pension cost                      $  1,775,509        $ 1,851,928
                                                 ============        ===========

     The following weighted-average assumptions were used to determine the Company's obligations under the plan:

       Weighted-average assumptions as of December 31:
       Discount rate                                     7.25%      7.50%
       Expected return on plan assets                    7.50%      7.50%
       Rate of compensation increase                     3.50%      3.50%

     The components of net pension expense are as follows:

                                                     2001                2000              1999
                                                     ----                ----              ----
       Components of net periodic benefit cost:
         Service cost - benefits earned
           during the year                       $    385,009       $    395,226       $   442,270
         Interest cost on projected
           benefit obligation                         838,227            809,897           794,068
         Expected return on plan assets              (796,761)          (799,399)         (882,312)
         Net amortization and deferral                 70,082              6,457            12,190
                                                 ------------       ------------       -----------
         Net pension expense                     $    496,557       $    412,181       $   366,216
                                                 ============       ============       ===========

     The Company has implemented a defined contribution savings plan under the provisions of Section 401(k) of the Internal Revenue Code that provides retirement benefits to substantially all employees. The Company's contribution, which is based upon the salary redirection contributions of the eligible employees, totaled approximately $23,000, $30,000 and $38,000 in 2001, 2000 and 1999, respectively.

7.   LEASE COMMITMENTS

     The Company has operating lease agreements for marketing showroom and trucking equipment. The equipment lease requires additional rentals based upon miles driven at varying fixed rates per mile and requires the Company to pay for maintenance, tires, taxes, licenses and permits.

     Minimum annual rental payments are as follows:

                    Year Ended
                    December 31

                    2002                        $  801,261
                    2003                           752,803
                    2004                           617,691
                    2005                           376,697
                    2006                            53,761
                    2007 and thereafter             52,153
                                                ----------
                    Total                       $2,654,366
                                                ==========

     Total rental expense was approximately $815,000 (including $111,000 of contingent rentals) for 2001, $843,000 (including $127,000 of contingent rentals) for 2000 and $851,000 (including $136,000 of contingent rentals) for 1999.

8.   EMPLOYEE INCENTIVE AND AWARD PROGRAMS

     The Company has incentive programs for executives and key middle management personnel. The programs provide for payment of profit sharing in cash and common stock in amounts not to exceed 12% of the annual pre-tax profits of the Company before interest expense and incentive expense. As the Company experienced a net loss in 2001 there was no profit sharing accrued. The profit sharing accrued for 2000, and 1999 was approximately $457,000 and $815,000, respectively, which represents the fair value of 22,954 (2000) and 2,863 (1999) shares of common stock and the cash incentive.

     Additionally, the Company has award programs which involve the distribution of common stock to employees based on outstanding service. The cost of these awards for 2001 and 1999 was approximately $3,000 and $26,000, respectively, which represents the fair value of 1,000 (2001) and 2,600
     (1999) shares of common stock issued. No such awards were given in 2000.

9.   EMPLOYEE HEALTH PLAN

     The Company has a medical indemnity plan providing comprehensive major medical benefits for eligible employees and members of their immediate families (participants) and is subject to the provisions of the Employee Retirement Income Security Act of 1974. The Company's contribution, which is based upon the contributions of currently employed participants and any additional amounts required to pay benefits for participants, totaled approximately $1,491,000, $1,322,000 and $756,600 in 2001, 2000, and 1999,
     respectively.

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

                                                        Weighted average
                                                            exercise
                                             Shares        per share
                                             ------     ----------------
     Granted in 1999                         34,700          $ 8.00
     Forfeited                                 (850)           8.00
                                             ------
     Balance at December 31, 1999            33,850            8.00
     Granted                                 32,800            3.50
     Forfeited                               (2,700)           7.50
                                             ------
     Balance at December 31, 2000            63,950            5.72
     Granted                                 31,700            3.00
     Forefeited                              (6,100)           5.43
                                             ------
     Balance at December 31, 2001            89,550            4.78
                                             ======

     A total of 84,300, 58,450 and 28,350 shares at an average option price per share of $4.89, $5.93 and $8.00 were exercisable at December 31, 2001, 2000 and 1999, respectively. At December 31, 2001, 110,450 shares were available for future grants.

     In 2001, 89,550 stock options were excluded from the computation of diluted earnings per share due to their antidilutive effect.

     The following table summarizes information about stock options outstanding at December 31, 2001:

               Options outstanding                        Options Exercisable
    --------------------------------------------       ------------------------
                   Number           Remaining                        Number
    Exercise    Outstanding     Contractual Life       Exercise    Exercisable
     Price     at 12/31/2001         (Years)             Price    at 12/31/2001

     $8.00         28,950             1.70               $8.00        28,950
     $3.50         29,200             2.71               $3.50        29,200
     $3.00         31,400             3.71               $3.00        26,150

     The weighted average fair value of options granted during 2001, 2000 and 1999 was $.99, $1.95 and $3.75, respectively.

     The fair value of each stock option grant was estimated as of the date of the grant using the Black-Scholes option-pricing model with the following assumptions for 2001, 2000 and 1999, respectively: quarterly dividend yield of 1%, 1% and .44%; volatility factor of 40%, 68% and 43%; risk-free interest rate of 3.75%, 6.0% and 6.6%; and expected life of 4 years for all years.

     In accordance with Accounting Principle Board No. 25, "Accounting for Stock
     Issued to Employees", the Company has not recognized any compensation cost for the stock option plan. Had compensation cost for the Company's stock optioni plan been determined based on the fair value at the grant date for awards under the plan consistent with the method of SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net income and earnings per share would have been reduced to the pro gorma amounts indicated below:

                                            2001           2000          1999
                                            ----           ----          ----
     Net Income (loss)
              As reported              $ (2,250,411)   $ 2,022,089   $ 3,780,769
              Pro forma                $ (2,281,867)   $ 1,958,005   $ 3,653,864
     Earnings (loss) per share
              As reported                   $ (0.40)        $ 0.36        $ 0.66
              Pro forma                     $ (0.41)        $ 0.35        $ 0.64

     The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts.

11.  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                         Three months ended
                                              ---------------------------------------------------------------------
                                              Mar. 31, 2001     June 30, 2001     Sept. 30, 2001      Dec. 31, 2001       Total

     For the year ended December 31, 2001
     Net sales                                 $ 11,459,954      $ 10,943,962      $ 11,674,459        $ 9,284,689     $ 43,363,064
     Gross profit (loss)                          2,555,772         2,787,183         3,158,112         (3,787,284)       4,713,783
     Net income (loss)                              364,826           524,906           651,769         (3,791,912)      (2,250,411)
     Net income (loss) per common share
       basic and dilutive                              0.06              0.09              0.12              (0.67)           (0.40)

     Dividends per common share                       0.035             0.035             0.035              0.035             0.14

                                                                         Three months ended
                                              ---------------------------------------------------------------------
                                              Mar. 31, 2001     June 30, 2001     Sept. 30, 2001      Dec. 31, 2001       Total

     For the year ended December 31, 2000
     Net sales                                 $ 14,682,577      $ 14,941,529      $ 13,147,371        $12,620,167     $ 55,391,644
     Gross profit                                 3,453,310         3,699,866         3,299,261          1,533,075       11,985,512
     Net income (loss)                              821,536           884,801           616,411           (300,659)       2,022,089
     Net income (loss) per common share
       basic and dilutive                              0.15              0.16              0.11              (0.06)            0.36
     Dividends per common share                       0.035             0.035             0.035              0.035             0.14

     During the fourth quarter of 2001, the Company recorded a charge of approximately $4.3 million ($2.8 million after tax) for the write down of inventory as a result of a physical inventory count conducted during the fourth quarter. The Company also adjusted accruals for sales returns, health insurance claims not yet paid and accrued vacation, totaling approximately $1.3 million $.8 million after tax). The Company is unable to determine the impact, if any, of the write down of inventory and other charges to previous quarters and accordingly, has recorded the amounts in the fourth quarter of 2001.

CORPORATE DATA


CORPORATE HEADQUARTERS                      GENERAL COUNSEL
701 N. WATER ST.                            ICE MILLER LEGAL & BUSINESS ADVISORS
CORYDON, IN 47112                           INDIANAPOLIS, IN

PRODUCTION FACILITIES                       TRANSFER AGENT
701 NORTH WATER ST., CORYDON, IN 47112      FIFTH THIRD BANK
1010 KELLER DR., NEW SALISBURY, IN 46161    CORPORATE TRUST SERVICES
601 GERMANNA HWY., CULPEPER, VA 22701       38 FOUNTAIN SQ. PLAZA
                                            CINCINNATI, OH 45202
                                            (800) 837-2755

                                            AUDITORS
                                            DELOITTE & TOUCHE LLP
                                            Louisville, KY

                     THE KELLER MANUFACTURING COMPANY, INC.


BOARD OF DIRECTORS
AND OFFICERS               EXECUTIVE OFFICERS          BOARD OF DIRECTORS
------------               ------------------          ------------------

Robert W. Byrd             John Heishman               John C. Schenkenfelder
Chairman of the Board      Vice President of           First Vice President of
                             Manufacturing               Investments
Steven W. Robertson                                    UBS Paine Webber, Inc.
President and Chief        David Jenkins
  Executive Officer        Vice President of           Bradford T. Ray
                             Engineering               Vice Chairman and Chief
Marvin C. Miller                                         Executive Officer
Chief Operating Officer                                Steel Technologies, Inc.
                           Keith R. Meriwether
Danny L. Utz               Vice President of Sales     Ronald W. Humin
Vice President of            and Marketing             Chief Executive Officer
Finance, Secretary                                     Flexible Materials, Inc.
  and Treasurer
                                                       Philip L. Jacobs
Scott A. Armstrong                                     President
Sr. Vice President of                                  Evans Furniture Showrooms
  Sales and Marketing





                                    Form 10-K
                A copy of the Company's Form 10-K Annual Report,
              filed with the Securities and Exchange Commission, is
          available upon written request to Danny L. Utz at The Keller
           Manufacturing Company, Inc., P.O. Box 8, Corydon, Indiana,
              47112. The 10-K and 10-Q reports can also be accessed
                   on the Internet at http://www.freedgar.com

                                 KellerFurniture
                     The Keller Manufacturing Company, Inc.