Form 10-K, Exhibit 13
period 2002-12-31
KELLER MANUFACTURING CO
filed 2003-03-28
CIK 1085209

KellerFurniture
The Keller Manufacturing Company, Inc.

Annual Report
2002

TO OUR SHAREHOLDERS

On behalf of our employees, managers, officers and directors, I report to you on fiscal year 2002.

The year 2002 was a very difficult and frustrating one for Keller. The weak economic environment coupled with increased competition from imported furniture has eroded our net sales for the second straight year. We took dramatic steps to reduce costs, but as you have seen throughout this year these reductions did not occur soon enough to help our profitability in 2002. The closure of our Culpeper, Virginia Plant on November 22 will accelerate the reduction of cost and overhead in 2003. This year we lost $0.79 a share versus a loss of $.40 a share in 2001. Our net loss was approximately $4.3 million versus a net loss of approximately $2.3 million in 2001. Our net sales for the year ended December 31, 2002 decreased by approximately 17% to $35.9 million down from approximately $43.3 million during the year ended December 31, 2001.

We move forward into 2003 with a much lower cost structure, with both Indiana plants running at 80% to 85% capacity. We anticipate that this reduced cost structure will allow us the opportunity to improve our profitability in 2003. We continue to integrate the “lean manufacturing” concept at both of our remaining manufacturing facilities. Our goal is to operate more efficiently with fewer operations. This is an ongoing transformation that will continue throughout 2003.

During the year 2002, changes were made so we could focus our efforts on achieving the goals we had set. Scott Armstrong has taken over the sole responsibility for sales and has created five regional teams of five salesmen who are working together to increase sales. I am also taking a much more active roll in sales and product development. Generating sales continues to be our top priority for 2003.

We launched many exciting new products to the Keller Line in 2002. At the April High Point Market we introduced a new collection, “Synergy”, made from solid sycamore and designed to capture a younger consumer with a more urban appeal. The collection was well received and because of its excellent design made the cover of FURNITURE STYLE Magazine. In October we introduced “New Traditions”, a solid cherry traditional collection that was a million-dollar seller at the October Market and will be shipped in the first quarter of 2003. This thirty-piece collection of dining, bedroom and occasional furniture expanded our styling into the solid cherry Traditional Category. Consumer research conducted in Minneapolis, Minnesota and Charlotte, North Carolina provided us with the specific details that consumers are requesting. Consumer research continues to be a valuable tool in developing new products.

The erosion of our market share by increased competition from import furniture continues to hinder order generation. While we are committed to the domestic production of furniture, we are researching ways to implement imported parts and/or products to compliment our current line, as well as possibly expanding our price point ranges to broaden the dealer base to which we currently sell.

Our goals for 2003 are to control our production costs, produce a budgeted plan, and grow our sales by following our order generation plan for 2003. We appreciate your support and your commitment to Keller. We are very much encouraged at our prospects and opportunities for 2003.

Sincerely, /s/ Steven W. Robertson Steven W. Robertson President/CEO

Selected Financial Data

The following table sets forth selected financial data as of and for the years ended December 31, 2002, 2001, 2000, 1999, and 1998 and are derived from the audited, consolidated financial statements of the Company. These selected financial data are not covered by the auditors’ report and are qualified in their entirety by reference to, and should be read in conjunction with, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the Consolidated Financial Statements of the Company and the related notes thereto included herein.

                                                                          YEAR ENDED December 31,
                                          ----------------------------------------------------------------------------------
                                               2002              2001              2000              1999             1998
                                               ----              ----              ----              ----             ----
Statements of Income Data:
Net Sales                                 $ 35,868,888      $ 43,283,395      $ 55,215,495     $ 55,751,215     $ 60,144,243
Cost of Goods Sold                          34,579,571        38,649,281        43,406,132       41,670,927       43,459,950
                                          ------------      ------------      ------------     ------------     ------------
Gross Profit                                 1,289,317         4,634,114        11,809,363       14,080,288       16,684,293
Selling, General and Administrative          7,484,338         8,237,089         8,547,902        8,282,022        7,965,041
Restructuring Charges                          695,759
Other Income, Net                               78,644            75,846           142,674          359,997          451,503
                                          ------------      ------------      ------------     ------------     ------------
Income (Loss) Before Income Taxes           (6,812,136)       (3,527,129)        3,404,135        6,158,263        9,170,755
Income Taxes (Benefit)                      (2,545,876)       (1,276,718)        1,382,046        2,377,494        3,514,750
                                          ------------      ------------      ------------     ------------     ------------
Net Income (Loss)                         $ (4,266,260)     $ (2,250,411)     $  2,022,089     $  3,780,769     $  5,656,005
                                          ============      ============      ============     ============     ============

Net Income (Loss) Per Share Of
Common Stock - (Basic and Dilutive)       $      (0.79)     $      (0.40)     $       0.36     $       0.66     $       0.97
Weighted Average Number of
Shares Outstanding                           5,385,493         5,565,780         5,611,354        5,753,211        5,853,954
Cash Dividends Declared Per
Common Share                              $      0.105      $       0.14      $       0.14     $       0.14     $       0.18

                                                                               December 31,
                                              2002              2001              2000              1999             1998
                                              ----              ----              ----              ----             ----
Balance Sheet Data:
Working Capital(1)                        $ 17,294,090      $ 21,235,613      $ 23,994,084     $ 23,531,588     $ 22,158,510
Property, Plant and Equipment             $  8,490,457      $ 10,050,750      $ 10,898,743     $ 10,045,302     $  9,798,174
Investment Securities  Available
For Sale                                  $  1,253,437                                                          $    500,000
Other Assets                              $    661,048      $  1,775,509      $  1,851,928     $  1,835,335     $  1,760,759
Total Assets                              $ 30,555,808      $ 35,983,056      $ 41,913,198     $ 39,688,056     $ 39,471,045
Long Term Debt                            $        ---      $        ---      $        ---     $        ---     $        ---
1	Reflects the excess of current assets over current liabilities as set forth in the Consolidated Financial Statements

RECLASSIFICATIONS - Certain Reclassifications have been made to 2000 and 2001 amounts to conform to the 2002 Classifications.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Certain Items of this Annual Report contain certain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements appear in a number of places in this Report and may include statements regarding the intent, belief or current expectations of the Company or its officers with respect to (i) the Company’s strategic plans, (ii) the policies of the Company regarding capital expenditures, financing and other matters, and (iii) industry trends affecting the Company’s financial condition or results of operations. Readers of this Report are cautioned that reliance on any forward-looking statement involves risks and uncertainties. Although The Keller Manufacturing Company, Inc. (the “Company”) believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate given the inherent uncertainties as to the occurrence or nonoccurrence of future events. There can be no assurance that the forward looking statements contained in this Report will prove to be accurate. The inclusion of a forward-looking statement herein should not be regarded as a representation by the Company that the Company’s objectives will be achieved.

Recent Accounting Pronouncements

In December 2002, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosures.” This statement amends SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company implemented, effective for year ended December 31, 2002, the prominent disclosure requirements of SFAS No. 148. The Company has a stock-based compensation plan, which is described more fully in Note 9 to the consolidated financial statements.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (“EITF”) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” The Company will adopt SFAS No. 146 effective January 1, 2003. Management has concluded that the adoption of SFAS No. 146 will not have a material effect on the Company’s financial position or results of operations.

The Company implemented, effective January 1, 2002, the consensus opinion reached by the EITF in EITF 01-9, “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products).” EITF 01-9 requires the Company to reclassify certain promotion costs, previously classified as selling, general and administrative, as a reduction in net sales or an increase in cost of goods sold and did not have an impact on net income. Operating results for 2001 and 2000 have been restated to conform to the income statement characterization requirements of EITF 01-9.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The Company adopted SFAS No. 144 effective January 1, 2002. The Company determined that with the adoption of SFAS No. 144, there was no material impact on its financial position or results of operations.

In June 2001, the FASB issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 and SFAS No. 142 require the use of the purchase method to account for all business combinations and broadens the criteria for recording acquired intangible assets separate from goodwill. SFAS No. 141 and No. 142 also do not allow goodwill or intangible assets with indefinite lives, such as trademarks, to be amortized and require companies to test goodwill for impairment at least annually. The Company adopted these statements effective January 1, 2002. The Company determined that with the adoption of SFAS No. 141 and No. 142, there was no material impact on its financial position or results of operations.

Critical Accounting Policies and Estimates

The Company’s financial statements are prepared in accordance with accounting principles that are generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, as well as the disclosure of contingent assets and liabilities. Management evaluates its estimates and judgments, including those related to revenue recognition, allowances for doubtful accounts, inventory valuation allowances, useful lives of property, plant and equipment, derivative contracts, pension benefits and income taxes. Management bases its estimates and judgments on historical experience and other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different conditions or based on different assumptions. The Company believes that the following significant accounting policies are very complex and their application involves a high degree of judgment.

         Revenue Recognition.    The Company recognizes revenue when title transfers to the customer and all requirements of the sale are complete. The timing of the sale and transfer of ownership depends on the individual customer and is agreed to before order acceptance. Typically, title transfers are completed when product leaves one of the Company's domestic warehouses.

         Allowance for Doubtful Accounts.     The Company maintains an allowance for doubtful accounts for estimated losses that might result from its customers failing to make required payments. The Company bases its allowances on the likelihood of recovery of accounts receivable based on past experience and current collection trends. If economic or specific industry trends worsen beyond the Company's estimates, the Company would increase its allowance for doubtful accounts by recording additional expense.

         Pension Benefits.    The amounts recognized in the financial statements related to pension benefits are determined on an actuarial basis, the calculation of which requires many assumptions. A significant assumption used in determining the Company's net pension cost is the expected long-term rate of return on plan assets. Based on input from the Company's actuarial firm, the Company assumed an expected long-term rate of return on plan assets of 7.50% for both fiscal 2002 and 2001. Another significant estimate that affects the Company's pension cost is the discount rate used in the annual actuarial valuation of pension benefit. The discount rate represents the interest rate that is used to determine the present value of future cash flows required to settle the pension obligations. Based on input from the Company's actuarial firm, the Company assumed a discount rate of 6.50% and 7.25% in fiscal 2002 and 2001, respectively.

         Income Taxes.    The Company records deferred tax assets and liabilities using enacted tax rates for the effect of temporary differences between the book and tax basis of assets and liabilities. If enacted tax rates change, the Company would adjust its deferred tax assets and liabilities through the provision for income taxes. The Company evaluates the need for a valuation allowance of its deferred tax assets based on the likelihood of expected future benefits. The Company does not believe a valuation allowance is necessary; however, if the expected level of future taxable income changes or certain tax planning strategies become unavailable, the Company would record a valuation allowance through income tax expense in the period the valuation allowance is deemed necessary.

Facility Closure and Restructuring Plan

The Company ceased production, effective November 22, 2002, at its Culpeper, Virginia facility. The product lines that were being produced in Culpeper were consolidated in the Company’s New Salisbury, Indiana and Corydon, Indiana facilities.

In connection with the restructuring plan for the Culpeper facility, the Company recorded a restructuring charge of approximately $696,000, primarily for stay bonuses, severance, and legal and other costs necessary to close the facility.

This decision was part of a comprehensive plan to consolidate production into the two Indiana facilities. It was with much regret that these actions, which affected approximately 120 employees, had to be taken. The Company anticipates that future growth will be based on expansion of our New Salisbury facility.

Another phase of our restructuring plan was to eliminate all obsolete inventory in order to make room for new product introductions. This not only complements and accelerates our efficiency improvements, it also allows us to eliminate excess inventory of the PGA Tour group for which the license agreement has expired. We disposed of approximately $1.2 million of excess inventory during the fourth quarter of 2002.

Results of Operations

The following table sets forth, for the periods indicated, consolidated statements of operations as a percentage of net sales.

                                                     YEAR ENDED DECEMBER 31,
                                                     -----------------------
                                             2002       2001       2000       1999
                                             ----       ----       ----       ----

Net Sales                                   100.0%     100.0%     100.0%     100.0%
Cost of Sales                                96.4%      89.3%      78.6%      74.7%
Gross Profit                                  3.6%      10.7%      21.4%      25.3%
Selling, General and Administrative          20.9%      18.9%      15.2%      14.8%
Restructuring charges                         1.9%

Operating Income (Loss)                     (19.2%)     (8.1%)      6.1%      10.5%

Income Before Taxes  (Benefit)              (19.0%)     (8.1%)      6.1%      11.1%
Income Taxes (Benefit)                       (7.1%)     (2.9%)      2.5%       4.3%
Net Income  (Loss)                          (11.9%)     (5.2%)      3.6%       6.8%

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

Net Sales.    The Company had an approximate 17.1% decrease in net sales in 2002 compared to 2001. This was mostly due to a continued decrease in orders due to reduced dealer response in a weakening economy.

Orders received in 2002 decreased by approximately 18.8% compared to 2001, due to the weak economy of the last two years. This compares to an increase of approximately 4.0% for the industry.

Cost of Sales.    Cost of sales as a percentage of net sales increased to 96.4% in 2002 compared to 89.3% in 2001. Actual cost of sales decreased from approximately $38.6 million in 2001 to approximately $34.6 million in 2002. In 2002, the decline in net sales resulted in higher cost of sales as a percentage of sales. Employee benefit costs have also contributed to increased costs, due to rising health care costs, worker’s compensation, and increased pension contributions. The Company offset rising health care costs by raising co-pay of prescription drugs. Material cost and direct labor cost remained approximately the same as that of 2001.

Selling, General and Administrative Expenses.    Selling, general and administrative expenses decreased in 2002 by approximately $0.8 million from $8.3 million in 2001 to $7.5 million in 2002. The decrease was largely due to a reduction in sales commissions which resulted from the decline in sales. As a percentage of net sales, selling, general and administrative expenses increased from 18.9% in 2001 to 20.9% in 2002.

Net Income.    As a result of the above factors, the net loss for 2002 was approximately $4.3 million as compared to net loss of approximately $2.3 million in 2001.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

Net Sales.    The Company had an approximate 21.7% decrease in net sales in 2001 compared to 2000. This was mostly due to a decrease in orders due to reduced dealer response in a weakening economy.

Orders received in 2001 decreased by 9.0% compared to 2000, due to the weak economy of the last fourteen months. This compares to a decrease of approximately 15.0% for the industry.

Cost of Sales.    Cost of sales as a percentage of net sales increased to 89.1% in 2001 compared to 78.4% in 2000. Actual cost of sales decreased from approximately $43.4 million in 2000 to approximately $38.6 million in 2001. In the previous two years, employee turnover resulted in inefficiencies in the manufacturing process, creating higher cost of sales. However, in 2001, the decline in net sales resulted in higher cost as a percentage of sales. Employee benefit costs have also continued to increase, largely due to increased health care costs. The Company had health care costs of approximately $1.6 million in 2001, compared to approximately $1.4 million in 2000. During 2001, the Company offset rising health care costs by raising employee premiums. Material cost and direct labor cost remained approximately the same as that of 2000.

Selling, General and Administrative Expenses.    Selling, general and administrative expenses decreased in 2001 by approximately $0.4 million from $8.7 million in 2000 to $8.3 million in 2001. The decrease was largely due to a reduction in salesmen commissions which resulted from the decline in sales. As a percentage of net sales, selling, general and administrative expenses increased from 15.5% in 2000 to 19.0% in 2001. Selling, general and administrative expenses increased as a percentage of net sales primarily due to the decline in net sales.

Net Income.    As a result of the above factors, the net loss for 2001 was approximately $2.3 million as compared to net income of approximately $2.0 million in 2000.

Liquidity and Capital Resources

The Company’s principal source of cash is income from operations. The Company has no material outstanding debt and is not expecting to incur any significant debt in the near future. Cash and cash equivalents and investments held for sale have increased over $1.8 million in 2002 compared to 2001, while accounts receivable decreased by approximately $1.7 million and inventories decreased by approximately $4.0 million.

The Company’s liquidity ratio (cash and cash equivalents plus accounts receivable and investments held for sale divided by current liabilities) decreased to 2.0 in 2002, compared to ratios of 2.8 and 1.7 in 2001 and 2000, respectively. The decrease in the liquidity ratio was primarily due to a significant increase of nearly $1.2 million in current liabilities.

There was a 50% reduction in quarterly dividends paid out to shareholders starting July 2002. The Board of Directors agreed that dividends being paid out should be reduced due to the continued downturn in business and the 18 month period of reporting a loss on operations. The Company also implemented only modest wage increases to our employees and no profit sharing for our management team for this same reason.

Total capital expenditures were approximately $0.5 million and $0.6 million for 2002 and 2001, respectively. Capital expenditures included purchases of equipment, hardware or software, and expansion of facilities. All capital expenditures for the Company are tracked separately for each of the three locations.

In 2002, approximately $0.2 million was spent for capital expenditures at the Corydon facility. The largest expenditures were for a profiler and tenoner. Approximately $0.1 million of capital expenditures were made for stock and assembly layout changes at the Culpeper facility. Capital expenditures were approximately $0.2 million at the New Salisbury facility, and expenditures were for a Dodds dovetailer, lifts in assembly, and sewing and cutting equipment.

In 2001, approximately $0.2 million was spent in capital expenditures for a Planer/Sander, Tenoner and paint booth filters at the Culpeper facility. Approximately $0.2 million was also spent for a concrete paint storage area and storage bin at the Culpeper facility. The largest capital expenditures for New Salisbury were for stock and layout changes. Total capital expenditures at New Salisbury were approximately $0.2 million for the year.

The product turnover ratio (net sales divided by inventories) increased from 3.1 in 2001 to 3.7 in 2002. This was due to a 17.1 % decrease in net sales and a 29.2% decrease in inventory between 2001 and 2002. There was a reduction in productivity in 2002 due to a slow down in orders as a result of the weak economy.

The Company has had no material short term or long term debt since 1994 compared to 2002‘s 16.9% industry average of long term debt in relation to net worth, according to Dun & Bradstreet’s Business Scope Report dated January 7, 2003. This has helped the Company maintain its cash flow and liquidity levels. Because of Keller’s financial stability, the Company does not currently anticipate the need to issue any new stock other than stock bonus awards or pursuant to the exercise of employee stock options. The Company anticipates continuing to fund its growth strategy with cash generated from operations. Construction of a new facility is not currently part of the Company’s growth strategy.

In 2002, the Company invested $3,000,000 of its excess cash flow with Hilliard & Lyons for an improved return on its cash balance.

Inflation

The Company believes that it cannot afford to increase prices by a margin much more than the rate of inflation and still remain competitive. The price increase for the years 2001 and 2002 were approximately 2.9% and 0.0%, respectively, with inflation for the same period at 2.8% and 2.4% as reported in the Consumer Price Index. The Company believes that this pricing policy has not had a material adverse effect on its net sales and has contributed to the Company remaining a viable competitor.

To date, the Company believes that the effects of inflation due to health care expenses, property, casualty and worker’s compensation insurance premium increases have had an effect on its business.

Risk Factors

1.
Competition

Competition in the furniture industry is now a global arena. Imports from China, Taiwan, Vietnam, as well as other countries make up 40% of the sales of wood furniture in the United States. Keller now must consider several of these import companies direct competitors even though their products cannot be considered to be “solid wood”. Some of these companies that are now in competition with Keller for floor space are A-America, Aico, Legacy, and Rivers Edge. In addition to the import companies, direct competitors in “solid wood” include Kincaid, Durham, Sumter, and Mobel.

Keller is focused on differentiating our products from our competitors by educating the retail floor sales people and the end consumer on the advantages of:

(1)	Solid Wood
(2)	Made In America
(3)	Quality Construction/Protective Finish
(4)	Reliable Delivery
(5)	Keller History and Longevity

2.
Industry Conditions.

The furniture industry historically has been cyclical, with operating results fluctuating sharply with the business cycle of the national economy. During economic downturns, the furniture industry tends to experience longer periods of recession and greater declines than does the general economy. The Company believes that the industry is influenced significantly by economic conditions generally and more specifically by consumer behavior and confidence, the level of personal discretionary spending, housing activity, interest rates and credit availability. These factors affect not only the ultimate consumer, but also furniture retailers, the industry’s primary direct customers. The cyclical nature of the industry has contributed historically to fluctuations in the Company’s results of operations, and such fluctuations can be expected to occur in the future.

3.
Employee Turnover.

With the slowdown in the economy, we have noticed a decrease in overall employee turnover for 2002. The Corydon plant experienced a 19.5% decrease in turnover and the New Salisbury plant a 10.5% decrease. While the Company has also implemented programs to address issues raised by employee turnover, there can be no guarantee that the Company will not experience significant employee turnover in the future which could materially adversely affect the Company’s financial condition, results of operations and prospects.

4.
Governmental Regulations and Environmental Considerations.

The Company’s operations must meet extensive federal, state and local regulatory standards in the areas of safety, health and environmental pollution. Historically, these standards have not had a material adverse effect on the Company’s sales or operations. Under the provisions of the Clean Air Act Amendments of 1990 (the “CAA”), in December 1995, the United States Environmental Protection Agency promulgated hazardous air emission standards for the wood furniture industry. These regulations, known as the National Emission Standards for Hazardous Air Pollutants (“NESHAPs”), require the Company to reduce emissions of certain volatile organic compounds. Procedural and record keeping improvements have been put in place to prevent air quality violations. Other environmental projects completed in 2001 included construction of a finish material storage structure at the Culpeper plant, which has been closed, and installation of improved monitoring equipment on the New Salisbury sewage treatment plant. The Company expects these regulations to become even more stringent in the future and cannot predict the costs of effects on its operations which will result from its compliance with these regulations.

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

6.
Potential Stock Price Volatility.

Currently there is one brokerage firm, Hilliard Lyons in Louisville, Kentucky, making a market in the Company’s common shares. There can be no guarantee that this firm will continue to make a market in the Company’s common shares, nor can there be any assurances that an active trading market will develop or be sustained in its absence.

The market price of the Company’s common shares has experienced some significant fluctuations in response to variations in operating results from quarter to quarter, changes in earnings estimates by analysts, market conditions in the industry and general economic conditions. Furthermore, the stock market has experienced significant price and volume fluctuations unrelated to the operatingperformance of particular companies. These market fluctuations may have a material adverse effect on the market price of the Company’s common shares.

7.
Dividend Policy.

The Board of Directors has traditionally approved four (4) cash dividends per year to holders of its Common Shares. The amount of these dividends for 2000, 2001, and 2002 is reflected in “Market Price and Dividends on the Registrants Common Equity and Related Stockholder Matters”, below. The Board of Directors, however is not bound in any manner to continue such dividends. Any future determination as to the payment of dividends will be made at the discretion of the Board of Directors and will depend upon the Company’s operating results, financial condition, capital requirements, general business conditions and such other factors as the Board of Directors deems relevant.

Market Price and Dividends on the Registrants Common Equity and Related Stockholder Matters

The Company’s common stock has been traded on the NASDAQ Stock Market over-the-counter bulletin board (OTC:BB) through Hilliard Lyons in Louisville, Kentucky. The following prices have been provided by Hilliard Lyons based upon actual trades (selling price during the applicable period). As of December 31, 2002, there were 481 record shareholders of Keller Common Stock.

                     1st Qtr.               2nd Qtr.               3rd Qtr.              4th Qtr.
                     --------               --------               --------              --------
                  High       Low          High      Low         High       Low        High       Low
                  ----       ---          ----      ---         ----       ---        ----       ---
  2000            6.125     4.438        6.000     4.375        4.130     3.380       3.750     3.060
  2001            3.750     3.380        3.732     3.250        3.700     3.150       3.150     2.620
  2002            3.300     3.000        3.750     3.000        3.450     2.200       3.150     2.300

                              Quarterly Dividends Per Share
                              -----------------------------
                      1st Qtr.     2nd Qtr.     3rd Qtr.    4th Qtr.     Total
                      --------     --------     --------    --------     -----
            2000        .0350       .0350        .0350        .0350      .140
            2001        .0350       .0350        .0350        .0350      .140
            2002        .0350       .0350        .0175        .0175      .105

INDEPENDENT AUDITORS’ REPORT

Board of Directors
The Keller Manufacturing Company, Inc. and Subsidiary
Corydon, Indiana

We have audited the accompanying consolidated balance sheets of The Keller Manufacturing Company, Inc. and subsidiary (the Company) as of December 31, 2002 and 2001, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of The Keller Manufacturing Company, Inc. and subsidiary as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

February 19, 2003
Louisville, Kentucky

THE KELLER MANUFACTURING COMPANY, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2002 AND 2001

                                                                      2002             2001
                                                                      ----             ----

ASSETS
CURRENT ASSETS:
  Cash and cash equivalents                                        $ 3,172,234      $ 2,591,312
  Investments available for sale                                     1,253,437
  Accounts receivable, less allowance for doubtful
  accounts of $420,000 (2002) and $287,000 (2001)                    3,807,817        5,477,814
  Inventories                                                        9,788,948       13,826,149
  Current deferred tax asset                                           897,451          527,210
  Income taxes receivable                                            2,301,639        1,576,296
  Other current assets                                                 182,777          158,016
                                                                   -----------      -----------

           Total                                                    21,404,303       24,156,797
                                                                   -----------      -----------

PROPERTY, PLANT AND EQUIPMENT - net                                  8,490,457       10,050,750

NET FIXED ASSETS AVAILABLE FOR SALE                                    661,048

PREPAID PENSION COSTS                                                                 1,775,509
                                                                   -----------      -----------

TOTAL                                                              $30,555,808      $35,983,056
                                                                   ===========      ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable                                                 $   660,165      $   524,919
  Commissions, salaries and withholdings                               436,889          513,127
  Accrued vacation                                                     547,895          643,699
  Accrued pension liability                                            450,647
  Allowance for sales returns                                          347,981          245,000
  Restructuring reserve                                                242,299
  Other current liabilities                                          1,424,337          994,439
                                                                   -----------      -----------

           Total                                                     4,110,213        2,921,184
                                                                   -----------      -----------

LONG-TERM LIABILITIES:
  Accrued pension liability                                          1,339,255
  Deferred tax liability                                               241,989        1,267,005
  Other long-term liabilities                                          107,890
                                                                   -----------      -----------

           Total                                                     1,689,134        1,267,005
                                                                   -----------      -----------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
  Common stock - no par value, authorized, 40,000,000 shares         1,710,350        1,746,646
  Retained earnings                                                 24,921,025       30,048,221
  Accumulated other comprehensive loss                              (1,874,914)
                                                                   -----------      -----------

           Total                                                    24,756,461       31,794,867
                                                                   -----------      -----------

TOTAL                                                              $30,555,808      $35,983,056
                                                                   ===========      ===========

See notes to consolidated financial statements.

THE KELLER MANUFACTURING COMPANY, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2002, 2001, AND 2000

                                                                       2002             2001            2000
                                                                       ----             ----            ----

NET SALES                                                          $35,868,888      $43,283,395      $55,215,495

COST OF SALES                                                       34,579,571       38,649,281       43,406,132
                                                                   -----------      -----------      -----------

GROSS PROFIT                                                         1,289,317        4,634,114       11,809,363

SELLING, GENERAL AND ADMINISTRATIVE                                  7,484,338        8,237,089        8,547,902

RESTRUCTURING CHARGE                                                   695,759
                                                                   -----------      -----------      -----------

OPERATING INCOME (LOSS)                                             (6,890,780)      (3,602,975)       3,261,461

OTHER INCOME (EXPENSE):
  Interest income                                                       57,307           33,490           92,593
  Interest expense                                                      (3,730)         (14,371)         (52,956)
  Other                                                                 25,067           56,727          103,037
                                                                   -----------      -----------      -----------
    Other income, net                                                   78,644           75,846          142,674
                                                                   -----------      -----------      -----------

INCOME (LOSS) BEFORE INCOME TAXES                                   (6,812,136)      (3,527,129)       3,404,135

INCOME TAXES (BENEFIT)                                              (2,545,876)      (1,276,718)       1,382,046
                                                                   -----------      -----------      -----------

NET INCOME (LOSS)                                                  $(4,266,260)     $(2,250,411)     $ 2,022,089
                                                                   ===========      ===========      ===========

NET INCOME (LOSS) PER SHARE OF COMMON STOCK,
  Basic and dilutive -
    based on weighted average number of shares
      outstanding of 5,385,493 (2002), 5,565,780 (2001),
      and 5,611,354 (2000),                                        $     (0.79)     $     (0.40)     $      0.36
                                                                   ===========      ===========      ===========

See notes to consolidated financial statements.

THE KELLER MANUFACTURING COMPANY, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2002, 2001, AND 2000

                                                         Common Stock
                                                   -------------------------                          Accumulated
                                                                                                         Other
                                                                                    Retained          Comprehensive
                                                    Shares         Amount           Earnings        Loss, Net of Tax        Total
                                                    ------         ------           --------        ----------------        -----

BALANCE, JANUARY 1, 2000                           5,619,363     $ 1,712,638      $ 32,503,370                           $ 34,216,008

  Net income                                                                         2,022,089                              2,022,089
  Cash dividends declared ($.14 per share)                                            (787,030)                              (787,030)
  Stock issued under employee
    incentive plan                                     2,863          17,357                                                   17,357
  Redemptions of common stock                        (12,069)         (1,482)          (59,499)                               (60,981)
                                                   ---------     -----------      ------------         ------------      ------------

BALANCE, DECEMBER 31, 2000                         5,610,157       1,728,513        33,678,930                             35,407,443

  Net loss                                                                          (2,250,411)                            (2,250,411)
  Cash dividends declared ($.14 per share)                                            (781,052)                              (781,052)
  Stock issued as awards                               1,000           3,380                                                    3,380
  Stock issued under employee
    incentive plan                                    22,954          77,585                                                   77,585
  Redemptions of common stock                       (220,000)        (62,832)         (599,246)                              (662,078)
                                                   ---------     -----------      ------------         ------------      ------------

BALANCE, DECEMBER 31, 2001                         5,414,111       1,746,646        30,048,221                             31,794,867

  Net loss                                                                          (4,266,260)                            (4,266,260)
  Other comprehensive loss:
    Minimum pension liability adjustment,
       net of tax of $1,099,724                                                                        $ (1,874,914)       (1,874,914)
                                                                                                                         ------------
    Total Comprehensive loss                                                                                               (6,141,174)

    Cash dividends declared ($.105 per share)                                         (567,197)                              (567,197)
    Redemptions of common stock                     (112,500)        (36,296)         (293,739)                              (330,035)
                                                   ---------     -----------      ------------         ------------      ------------

BALANCE, DECEMBER 31, 2002                         5,301,611     $ 1,710,350      $ 24,921,025         $ (1,874,914)     $ 24,756,461
                                                   =========     ===========      ============         ============      ============

See notes to consolidated financial statements.

THE KELLER MANUFACTURING COMPANY, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2002, 2001, AND 2000

                                                                                  2002           2001           2000
                                                                                  ----           ----           ----

OPERATING ACTIVITIES:
  Net income (loss)                                                           $(4,266,260)   $(2,250,411)   $ 2,022,089
  Adjustments to reconcile net income (loss) to net cash provided by operating activities:
    Loss (gain) on disposal of property, plant, and equipment                      15,214        (10,000)          (600)
    Depreciation                                                                1,333,504      1,471,428      1,589,293
    Deferred income taxes                                                        (295,533)        23,629       (378,119)
    Common stock awards                                                                           80,965         17,357
    Changes in assets and liabilities:
      Accounts receivable                                                       1,669,997      2,918,624     (1,736,958)
      Inventories                                                               4,037,201      5,749,008     (1,881,725)
      Income taxes receivable/payable                                            (725,343)    (1,835,347)       689,496
      Other current assets                                                        (24,761)         5,584        (81,712)
      Prepaid pension costs/accrued pension liability                             590,773         76,419        (16,593)
      Accounts payable                                                            135,246     (1,051,060)       (94,370)
      Commissions, salaries and withholdings and accrued vacation                (172,042)      (256,263)      (155,297)
      Restructuring reserve                                                       242,299
      Allowance for sales returns                                                 102,981       (711,903)       956,903
      Other liabilities                                                           537,788         31,018        (73,675)
                                                                              -----------    -----------    -----------

           Net cash provided by operating activities                            3,181,064      4,241,691        856,089
                                                                              -----------    -----------    -----------

INVESTING ACTIVITIES:
  Purchases of property, plant and equipment                                     (450,473)      (623,435)    (2,442,734)
  Proceeds from sale of property, plant, and equipment                              1,000         10,000            600
  Purchases of investments available for sale                                  (1,253,437)
                                                                              -----------    -----------    -----------

           Net cash used in investing activities                               (1,702,910)      (613,435)    (2,442,134)
                                                                              -----------    -----------    -----------

FINANCING ACTIVITIES:
  Redemptions of common stock                                                    (330,035)      (662,078)       (60,981)
  Dividends paid                                                                 (567,197)      (781,052)      (787,030)
                                                                              -----------    -----------    -----------

           Net cash used in financing activities                                 (897,232)    (1,443,130)      (848,011)
                                                                              -----------    -----------    -----------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                              580,922      2,185,126     (2,434,056)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                    2,591,312        406,186      2,840,242
                                                                              -----------    -----------    -----------

CASH AND CASH EQUIVALENTS, END OF YEAR                                        $ 3,172,234    $ 2,591,312    $   406,186
                                                                              ===========    ===========    ===========

CASH PAID DURING THE YEAR FOR:
  Interest                                                                    $     3,700    $    11,000    $    52,000
                                                                              ===========    ===========    ===========
  Income taxes paid (refunded)                                                $(1,525,000)   $   535,000    $ 1,131,000
                                                                              ===========    ===========    ===========

See notes to consolidated financial statements.

THE KELLER MANUFACTURING COMPANY, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2002, 2001, AND 2000

1.    BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation — The consolidated financial statements include the accounts of The Keller Manufacturing Company, Inc. and its wholly-owned subsidiary, Keller Dedicated Transportation Company (the “Company”). All significant intercompany transactions and balances have been eliminated.

Business — The Company operates in one business segment, which is the manufacturing of dining room and bedroom furniture. Sales are made to retailers located in approximately 30 states across the United States on an unsecured basis.

Restructuring charge — On November 22, 2002, the Company ceased operations at its Culpeper, Virginia facility. The product lines that were produced at Culpeper have been consolidated in the Company’s New Salisbury, Indiana and Corydon, Indiana facilities. In connection with the restructuring plan for the Culpeper facility, the Company recorded a restructuring charges primarily for stay bonuses, severance, and legal and other costs necessary to close the facility as follows:

Restructuring charges recorded in 2002	$ 696,000
Amounts paid in 2002	(438,000)
Amounts charged against restructuring liability	(16,000)
Balance as of December 31, 2002	$ 242,000

The plant facility and some identified equipment totaling approximately $661,000 have been classified as held for sale on the Consolidated Balance Sheets.

Significant Customers — The Company had one significant customer, which accounted for approximately $3,481,000 (10%), $6,307,000 (15%), and $8,592,000 (16%) of net sales and percentage of total net sales in 2002, 2001, and 2000, respectively. At December 31, 2002 and 2001, accounts receivable from the significant customer totaled approximately $52,000 and $781,000, respectively.

Cash and Cash Equivalents — Cash and cash equivalents is defined as cash in banks and investment instruments having maturities of three months or less from their acquisition date.

Investments — Investments in marketable debt securities are classified as available for sale and are recorded at fair value with any unrealized holding gains or losses, net of tax, included as a component of other comprehensive income. At December 31, 2002, cost approximates fair value.

Inventories — Inventories are stated at the lower of cost (first-in, first-out method) or market.

Property, Plant, and Equipment — Property, plant, and equipment are recorded at cost. Depreciation is provided by the straight-line method over the estimated useful lives of the depreciable assets. Estimated lives are 10-45 years for buildings and leasehold improvements, 3 –20 years for land improvements and 3-15 years for machinery and equipment.

Stock-Based Compensation — In December 2002, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosures.” This statement amends SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company implemented, effective for year ended December 31, 2002, the prominent disclosure requirements of this statement. The Company has a stock-based compensation plan, which is described more fully in Note 9. The Company measures compensation expense using the intrinsic-value-based method in accordance with Accounting Principle Board No. 25, “Accounting for Stock Issued to Employees”. No stock-based compensation expense is recorded upon the issuance of stock options as the exercise price of all options granted equals the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income (loss) and earnings (loss) per share if the Company had applied the fair value recognition provisions of SFAS No. 123:

                                                                2002              2001              2000
                                                                ----              ----              ----

Net income (loss), as reported                            $ (4,266,260)     $ (2,250,411)      $ 2,022,089
Deduct stock - based compensation determined
  under fair value based method, net of related
  tax effects                                                  (18,807)          (31,456)          (64,084)
                                                          ------------      ------------       -----------
Pro forma net income (loss)                               $ (4,285,067)     $ (2,281,867)      $ 1,958,005
                                                          ============      ============       ===========

Net income (loss) per share of common stock:
  Basic and diluted earnings (loss) per share:

     As reported                                          $      (0.79)     $      (0.40)      $      0.36
     Additional stock option compensation,
     net of tax effects                                          (0.01)            (0.01)            (0.01)
                                                          ------------      ------------       -----------
Pro forma                                                 $      (0.80)     $      (0.41)      $      0.35
                                                          ============      ============       ===========

Fair value was calculated using the Black-Scholes option pricing model. Assumptions used to determine the fair value are as follows:

                                                            2002        2001          2000
                                                            ----        ----          ----

Weighted average fair value of options granted            $ 0.74        $ .99        $ 1.95
Assumptions used to determine fair value:
  Dividend yield                                          1%            1%           1%
  Expected volatility                                     37%           40%          68%
  Risk-free rate of return                                2.30%         3.75%        6.00%
  Expected life of options                                4 years       4 years      4 years

Revenue Recognition — Sales are recorded when goods are delivered to the customer. The Company provides for estimated customer returns and allowances by reducing sales in the period of the sale.

Shipping Costs — Shipping costs are recorded in cost of sales.

Research, Development, and Engineering — Research, development, and engineering expenditures for the creation and application of new and improved products and manufacturing processes were approximately $503,000, $380,000, and $370,000 in 2002, 2001, and 2000, respectively. Research, development and engineering costs are charged to operations as incurred.

Income Taxes — The Company follows SFAS No. 109 “Accounting for Income Taxes,” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the consolidated financial statements or income tax return.

Fair Value of Financial Instruments — The fair values of the Company’s current assets and current liabilities approximate their reported carrying values, due to their short-term maturities.

Recent Accounting Pronouncements — In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (“EITF”) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” The Company will adopt this statement effective January 1, 2003. Management has concluded that the adoption of this statement will not have a material effect on the Company’s financial position or results of operations.

The Company implemented, effective January 1, 2002, the consensus opinion reached by the EITF in EITF 01-9, “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products).” The EITF requires the Company to reclassify certain promotion costs, previously classified as selling, general and administrative, as a reduction in net sales or an increase in cost of goods sold and did not have an impact on net income. Operating results for 2001 and 2000 have been restated to conform to the income statement characterization requirements of EITF 01-9 as follows:

                                                                     2001               2000
                                                                     ----               ----

Net sales before reclassification                                $43,363,064        $55,391,644
Reclassification in accordance with EITF 01-9                        (79,669)          (176,149)
                                                                 -----------        -----------

Net sales as reported in the Consolidated Statements
  of Operations                                                  $43,283,395        $55,215,495
                                                                 ===========        ===========

Selling, general and administrative expenses
  before reclassifications                                       $ 8,316,758        $ 8,724,051
Reclassification in accordance with EITF 01-9                        (79,669)          (176,149)
                                                                 -----------        -----------

Selling, general and administrative as reported in the
  Consolidated Statements of Operations                          $ 8,237,089        $ 8,547,902
                                                                 ===========        ===========

In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” This Statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The Company adopted this statement effective January 1, 2002. The Company determined that with the adoption of this new standard, there was no material impact on its financial position or results of operations.

In June 2001, the FASB issued SFAS No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets.” These statements require the use of the purchase method to account for all business combinations and broadens the criteria for recording acquired intangible assets separate from goodwill. The statements also do not allow goodwill or intangible assets with indefinite lives, such as trademarks, to be amortized and require companies to test goodwill for impairment at least annually. The Company adopted these statements effective January 1, 2002. The Company determined that with the adoption of these new standards, there was no material impact on its financial position or results of operations.

Disclosure of Certain Significant Risks and Uncertainties — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. The Company’s periodic filings with the Securities and Exchange Commission include, where applicable, disclosures of estimates, assumptions, uncertainties and concentrations in products, sources of supply and markets that could affect the consolidated financial statements and future operations of the Company.

2.    INVENTORIES

                                                 2002               2001
                                                 ----               ----

                 Raw materials                $ 3,122,773        $ 4,653,468
                 Work in process                3,653,633          6,126,523
                 Finished goods                 3,012,542          3,046,158
                                              -----------        -----------

                 Total                        $ 9,788.948        $13,826,149
                                              ===========        ===========

3.    PROPERTY, PLANT AND EQUIPMENT

                                                              2002               2001
                                                              ----               ----

Land                                                     $   337,535         $   337,535
Land improvements                                            599,644             876,528
Buildings and leasehold improvements                       5,740,162           8,016,808
Machinery and equipment                                   10,337,893          15,084,334
Construction in progress                                       5,513              72,282
                                                         -----------         -----------
Total                                                     17,020,747          24,387,487
Less accumulated depreciation                             (8,530,290)        (14,336,737)
                                                         -----------         -----------
Net                                                      $ 8,490,457         $10,050,750
                                                         ===========         ===========

4.    INCOME TAXES

Income tax expense (benefit) consists of:

                                                           2002              2001              2000
                                                           ----              ----              ----

Currently payable (receivable):
  Federal                                              $(1,896,282       $(1,138,788)      $1,569,882
  State                                                   (354,061)         (161,559)         190,283
                                                       -----------       -----------       ----------
     Total currently payable (receivable)               (2,250,343)       (1,300,347)       1,760,165
                                                       -----------       -----------       ----------

Deferred:
  Federal                                                 (258,305)           30,047         (471,910)
  State                                                    (37,228)           (6,418)          93,791
                                                       -----------       -----------       ----------
     Total deferred                                       (295,533)           23,629         (378,119)
                                                       -----------       -----------       ----------

Total                                                  $(2,545,876)      $(1,276,718)      $1,382,046
                                                       ===========       ===========       ==========

The components of deferred tax assets and liabilities at December 31 are as follows:

                                                             2002             2001
                                                             ----             ----

Deferred tax current assets:
  Allowance for sales returns                               $63,815        $   93,970
  Accrued vacation                                          169,813           200,185
  Accrued severance                                          97,539
  Restructuring accrual                                      93,872
  Allowance for doubtful accounts                           159,331           110,319
  Other                                                     313,081           122,736
                                                           --------        ----------

Total deferred tax current assets                          $897,451        $  527,210
                                                           ========        ==========
Deferred tax noncurrent assets:
  Pension costs                                            $518,856
  Other                                                      54,494        $   54,929
                                                           --------        ----------
Total deferred tax noncurrent assets                        573,350            54,929
                                                           --------        ----------
Deferred tax long-term liabilities:
  Pension costs                                                               680,998
  Depreciation                                              700,524           578,734
  Other                                                     114,815            62,202
                                                           --------        ----------

Total deferred tax long-term liabilities                    815,339         1,321,934
                                                           --------        ----------
Net deferred tax long-term liabilities                     $241,989        $1,267,005
                                                           ========        ==========

The difference between taxes computed at the federal statutory tax rate and the Company’s effective tax rate are as follows:

                                                             2002          2001       2000
                                                             ----          ----       ----

Statutory federal income tax rate                            34.0%       34.0%       34.0%
State taxes, net of federal income tax benefit                3.8          2.9         5.6
Other                                                        (0.4)        (0.7)        1.0
                                                             ----         ----        ----

Effective income tax rate                                    37.4%        36.2%       40.6%
                                                             ====         ====        ====

5.    PENSION PLANS

The Company has a defined benefit plan that provides retirement benefits for substantially all employees. Annual contributions to the plan are sufficient to satisfy legal funding requirements. The changes in benefit obligations and plan assets, as well as the funded status of the plan at December 31, 2002 and 2001 were as follows:

                                                                   2002               2001
                                                                   ----               ----

Change in benefit obligation:
  Benefit obligation at beginning of year                       $11,997,813        $11,459,375
  Service cost                                                      398,868            385,009
  Interest cost                                                     848,759            838,227
  Benefits paid                                                    (624,058)          (974,665)
  Actuarial loss                                                    970,234            289,867
                                                                -----------        -----------
     Benefit obligation at end of year                          $13,591,616        $11,997,813
                                                                ===========        ===========

Change in plan assets:
  Fair value of plan assets at beginning of year                $10,809,410        $10,992,239
  Actual return on plan assets                                      178,002            371,688
  Employer contributions                                                               420,138
  Benefits paid                                                    (624,058)          (974,655)
                                                                -----------        -----------
     Fair value of plan assets at end of year                   $10,363,354        $10,809,410
                                                                ===========        ===========

  Funded status                                                 $(3,228,262)       $(1,188,403)
  Unrecognized net actuarial loss                                 4,418,125          2,985,144
  Unrecognized prior service cost                                    (5,127)           (21,232)
                                                                -----------        -----------
    Net amount recognized                                       $ 1,184,736        $ 1,775,509
                                                                ===========        ===========

Amounts recognized in the balance sheet consist of:
  Accrued pension liability - current                           $  (450,647)
  Accrued pension liability - long term                          (1,339,255)
  Accumulated other comprehensive loss                            2,974,638
  Prepaid benefit cost                                                             $ 1,775,509
                                                                -----------        -----------
    Net amount recognized                                       $ 1,184,736        $ 1,775,509
                                                                ===========        ===========

The plan assets consist primarily of debt securities.

The following weighted-average assumptions were used to determine the Company’s obligations under the plan:

                                                             2002       2001
                                                             ----       ----

Weighted-average assumptions as of December 31:
  Discount rate                                              6.50%      7.25%
  Expected return on plan assets                             7.50%      7.50%
  Rate of compensation increase                              3.50%      3.50%

The components of net pension expense are as follows:

                                                                     2002             2001             2000
                                                                     ----             ----             ----

  Service cost - benefits earned during the year                  $ 398,868        $ 385,009        $ 395,226
  Interest cost on projected benefit obligation                     848,759          838,227          809,897
  Expected return on plan assets                                   (789,554)        (796,761)        (799,399)
  Net amortization and deferral                                     133,641           70,082            6,457
                                                                  ---------        ---------        ---------
    Net pension expense                                           $ 591,714        $ 496,557        $ 412,181
                                                                  =========        =========        =========

The Company has implemented a defined contribution savings plan under the provisions of Section 401(k) of the Internal Revenue Code that provides retirement benefits to substantially all employees. The Company’s contributions, which are based upon the salary redirection contributions of the eligible employees, totaled approximately $25,000, $23,000, and $30,000 in 2002, 2001, and 2000, respectively.

6.    LEASE COMMITMENTS

The Company has operating lease agreements for marketing showroom and trucking equipment. The equipment leases require additional rentals based upon miles driven at varying fixed rates per mile and require the Company to pay for maintenance, tires, taxes, licenses and permits.

Minimum annual rental payments are as follows:

            Year Ended
            December 31
               2003                         $  743,769
               2004                            623,474
               2005                            405,816
               2006                             54,023
               2007                             38,876
               2008 and thereafter              12,616
                                            ----------
               Total                        $1,878,574
                                            ==========

Total rental expense was approximately $787,000 (including $121,000 of contingent rentals) for 2002, $815,000 (including $111,000 of contingent rentals) for 2001, and $843,000 (including $127,000 of contingent rentals) for 2000.

7.    EMPLOYEE INCENTIVE AND AWARD PROGRAMS

The Company has incentive programs for executives and key middle management personnel. The programs provide for payment of profit sharing, in cash and common stock, in amounts not to exceed 12% of the annual pre-tax profits of the Company before interest expense and incentive expense. As the Company experienced a net loss in 2002 and 2001, there was no profit sharing accrued. The profit sharing accrued for 2000 was approximately $457,000, which represents the fair value of 22,954 shares of common stock and the cash incentive.

Additionally, the Company has award programs which involve the distribution of common stock to employees based on outstanding service. The cost of these awards for 2001 was approximately $3,000 which represents the fair value of 1,000 shares of common stock issued. No such awards were given in 2002 or 2000.

8.    EMPLOYEE HEALTH PLAN

The Company has a medical indemnity plan providing comprehensive major medical benefits for eligible employees and members of their immediate families (participants). The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974. The Company’s contributions, which are based upon the contributions of currently employed participants and any additional amounts required to pay benefits for participants, totaled approximately $1,190,000, $1,491,000, and $1,322,000 in 2002, 2001, and 2000, respectively.

9.    STOCK OPTION PLAN

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

The following is a summary of the option transactions under the plan:

                                                                  Weighted average
                                                                      exercise
                                                    Shares            per share
                                                    ------            ---------

Balance at December 31, 1999                        33,850              8.00
Granted                                             32,800              3.50
Forfeited                                           (2,700)             7.50
                                                   -------
Balance at December 31, 2000                        63,950              5.72
Granted                                             31,700              3.00
Forfeited                                           (6,100)             5.43
                                                   -------
Balance at December 31, 2001                        89,550              4.78
Granted                                             25,300              2.55
Forfeited                                          (23,300)             4.59
                                                   -------
Balance at December 31, 2002                        91,550              4.21
                    === ====                       =======

A total of 86,700, 84,300, and 58,450 shares at an average option price per share of $4.31, $4.89, and $5.93 were exercisable at December 31, 2002, 2001, and 2000, respectively. At December 31, 2002, 108,450 shares were available for future grants.

Stock options totaling 91,550 and 89,550 in 2002 and 2001, respectively, were excluded from the computation of diluted earnings per share due to their antidilutive effect.

The following table summarizes information about stock options outstanding at December 31, 2002:

             Options outstanding                                   Options Exercisable
----------------------------------------------------          ----------------------------
                    Number            Remaining                                Number
  Exercise       Outstanding       Contractual Life           Exercise       Exercisable
   Price        at 12/31/2002          (Years)                  Price       at 12/31/2002
   -----        -------------          -------                  -----       -------------

   $ 8.00          22,200               0.70                   $ 8.00           22,200
   $ 3.50          21,900               1.71                   $ 3.50           21,900
   $ 3.00          23,150               2.71                   $ 3.00           23,150
   $ 2.55          24,300               3.70                   $ 2.55           19,450

10.    RELATED PARTY TRANSACTIONS

At December 31, 2002, the Company had a payable of approximately $90,000 to a board member for consulting services.

11.    SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                 Three months ended
                                        ----------------------------------------------------------------
                                        Mar. 31, 2002    June 30, 2002    Sept. 30, 2002   Dec. 31, 2002         Total
                                        -------------    -------------    --------------   -------------     ------------
For the year ended December 31, 2002
Net sales                                $ 9,682,467      $ 9,859,784      $ 8,302,862      $ 8,023,775      $ 35,868,888
Gross profit (loss)                          754,162        1,019,964          622,961       (1,107,770)        1,289,317
Net loss                                    (692,064)        (450,932)        (855,245)      (2,268,019)       (4,266,260)
Net loss per common share
 basic and dilutive                            (0.13)           (0.08)           (0.16)           (0.42)            (0.79)
Dividends per common share                     0.035            0.035           0.0175           0.0175             0.070

                                                                 Three months ended
                                        ----------------------------------------------------------------
                                        Mar. 31, 2001    June 30, 2001    Sept. 30, 2001   Dec. 31, 2001         Total
                                        -------------    -------------    --------------   -------------     ------------
For the year ended December 31, 2001
Net sales                               $ 11,432,886      $10,921,316      $11,664,114      $ 9,265,079      $ 43,283,395
Gross profit (loss)                        2,528,704        2,764,537        3,147,767       (3,806,894)        4,634,114
Net income (loss)                            364,826          524,906          651,769       (3,791,912)       (2,250,411)
Net income (loss) per common share
 basic and dilutive                             0.06             0.09             0.12            (0.67)            (0.40)
Dividends per common share                     0.035            0.035            0.035            0.035              0.14

During the fourth quarter of 2002, the Company discontinued a product line which resulted in a charge of approximately $1.2 million ($732,000 after tax) for the write down of the inventory. On November 22, 2002, the Company closed the Culpeper, Virginia facility and recorded a restructuring charge of approximately $0.7 million ($425,000 after tax).

During the fourth quarter of 2001, the Company recorded a charge of approximately $4.3 million ($2.8 million after tax) for the writedown of inventory as a result of a physical inventory count conducted during the fourth quarter. The Company also adjusted accruals for sales returns, health insurance claims not yet paid and accrued vacation totaling approximately $1.3 million ($.8 million after tax).

The Company is unable to determine the impact, if any, of the write down of inventory and other charges to previous quarters and accordingly, has recorded the amounts in the fourth quarter of 2001.

CORPORATE DATA

CORPORATE HEADQUARTERS 701 N. WATER ST. CORYDON, IN 47112 PRODUCTION FACILITIES 701 NORTH WATER ST., CORYDON, IN 47112 1010 KELLER DR., NEW SALISBURY, IN 46161	GENERAL COUNSEL
ICE MILLER
LEGAL & BUSINESS ADVISORS
INDIANAPOLIS, IN

TRANSFER AGENT
FIFTH THIRD BANK
CORPORATE TRUST SERVICES
38 FOUNTAIN SQ. PLAZA
CINCINNATI, OH 45202
(800) 837-2755

AUDITORS
DELOITTE & TOUCHE LLP
LOUISVILLE, KY

THE KELLER MANUFACTURING COMPANY, INC.

BOARD OF DIRECTORS AND OFFICERS	EXECUTIVE OFFICERS	BOARD OF DIRECTORS

Robert W. Byrd
Chairman of the Board

Steven W. Robertson
President and Chief Executive Officer

Danny L. Utz
Vice President of Finance,
Secretary and Treasurer

Scott A. Armstrong
Sr. Vice President of Sales and
Marketing	David Jenkins Vice President of Engineering	John C. Schenkenfelder
First Vice President
of Investments
UBS Paine Webber, Inc.

Bradford T. Ray
Vice Chairman and Chief
Executive Officer
Steel Technologies, Inc.

Ronald W. Humin
Chief Executive Officer
Flexible Materials, Inc.

Philip L. Jacobs
President
Evans Furniture Showrooms

Larry Roy
Executive Vice President of
Execut Finance and CFO
Kentucky Manufacturing Company

Form 10-K
A copy of the Company's Form 10-K Annual Report, filed with the Securities and Exchange
Commission, is available upon written request to Danny L. Utz at The Keller Manufacturing
Company, Inc., P.O. Box 8, Corydon, Indiana, 47112. The 10-K and 10-Q reports can also be accessed on the Internet at http://www.freedgar.com